EXHIBIT 10.1

$750,000,000

AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT

dated as of May 16, 2005,

by and among

JONES APPAREL GROUP USA, INC.,

the Additional Obligors referred to herein,

the Lenders referred to herein,

J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC.,

as Co-Lead Arrangers

and Joint Bookrunners,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

JPMORGAN CHASE BANK, N.A. and CITIBANK, N.A.,

as Syndication Agents,

and

BANK OF AMERICA, N.A., BARCLAYS BANK PLC and SUNTRUST BANK

as Documentation Agents

i

Exhibits

Exhibit A- 1 - Form of Revolving Credit Note

Exhibit A- 2 - Form of Competitive Bid Note

Exhibit B-1 - Form of Notice of Revolving Credit Borrowing

Exhibit B-2 - Form of Notice of Competitive Bid Borrowing

Exhibit C - Form of Notice of Account Designation

Exhibit D - Form of Notice of Prepayment

v

Exhibit E - Form of Notice of Conversion/Continuation

Exhibit F - Form of Officer's Compliance Certificate

Exhibit G - Form of Assignment and Acceptance

Schedules

Schedule 1.1(a) - Lenders and Revolving Credit Commitments

Schedule 1.1(b) - Outstanding Letters of Credit

Schedule 7.1(b) - Subsidiaries and Capitalization

Schedule 7.1(n) - Material Adverse Change

Schedule 7.1(p) - Debt and Guaranty Obligations

Schedule 7.1(q) - Litigation

Schedule 11.3 - Existing Liens

Schedule 11.4 - Existing Loans, Advances and Investments

AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT

Dated as of May 16, 2005

        JONES APPAREL GROUP USA, INC., a Pennsylvania corporation, the Additional Obligors (as defined below), the Lenders who are or may become a party to this Agreement, J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as Co-Lead Arrangers and Joint Bookrunners, WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders, JPMORGAN CHASE BANK, N.A. and CITIBANK, N.A., as Syndication Agents, and BANK OF AMERICA, N.A., BARCLAYS BANK PLC and SUNTRUST BANK, as Documentation Agents, agree as follows:

        PRELIMINARY STATEMENT. The Borrower, the Additional Obligors, the lenders parties thereto and Wachovia Bank, National Association, as administrative agent, are parties to a Three-Year Credit Agreement dated as of June 10, 2003 (the "Prior Credit Agreement"). The Borrower, the Additional Obligors, the parties hereto and Wachovia Bank, National Association, as Administrative Agent, desire to amend the Prior Credit Agreement as herein set forth and to restate it in its entirety giving effect to such amendment.

        NOW THEREFORE, the parties hereto agree that, subject to the conditions set forth in Section 6.2, the Prior Credit Agreement is hereby amended and restated to read in its entirety as follows:

ARTICLE I DEFINITIONS

SECTION 1.1. Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

    "Additional Debt Securities" shall have the meaning assigned thereto in Section 11.1(f).

    "Additional Obligors" means the collective reference to Jones Apparel Group, Jones Apparel Group Holdings, Kasper, Ltd., Nine West Footwear and Jones Retail in their capacities as co-obligors under this Agreement.

    "Administrative Agent" means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.9.

    "Administrative Agent's Office" means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).

    "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

    "Agreement" means this Amended and Restated Five-Year Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

    "Alternative Currency" means (a) Pounds Sterling, (b) the euro or (c) any other lawful currency (other than Dollars) acceptable to the Issuing Lenders which, in the case of this clause (c), is freely transferable and convertible into Dollars in the United States currency market and is freely available to all Issuing Lenders in the London interbank deposit market.

    "Alternative Currency L/C Commitment" means the lesser of (a) One Hundred Million Dollars ($100,000,000) and (b) the L/C Commitment.

    "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

    "Applicable Margin" means, for purposes of calculating (a) the Base Rate and LIBOR Rate for purposes of Section 5.1(a), (b) the L/C Fee for purposes of Section 3.3(a) or (c) the Facility Fee for purposes of Section 5.3(a), the corresponding rate set forth below for the applicable rating of the senior, unsecured, long-term debt of the Credit Parties, on a collective basis (the "Debt Rating") publicly announced by Standard & Poor's, a division of The McGraw-Hill Companies ("S&P"), and Moody's Investors Service, Inc. ("Moody's") as follows:

			Applicable Margin Per Annum
Level	S&P Rating	Moody's Rating	LIBOR Rate	Base Rate	Trade L/C Fee	Standby L/C Fee	Facility Fee
I	>=A-	>=A3	0.320%	0.000%	0.125%	0.320%	0.080%
II	>=BBB+	>=Baa1	0.400%	0.000%	0.150%	0.400%	0.100%
III	>=BBB	>=Baa2	0.500%	0.000%	0.200%	0.500%	0.125%
IV	>=BBB-	>=Baa3	0.725%	0.000%	0.250%	0.725%	0.150%
V	<=BB+	<=Ba1	0.925%	0.000%	0.300%	0.925%	0.200%

provided, that if both Moody's and S&P shall not have in effect a Debt Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such Debt Rating shall be deemed to be Level V. In the event that the corresponding Debt Ratings publicly announced by S&P and Moody's listed above differ by (a) one pricing level, the Applicable Margin shall be based on the higher of the two ratings, and (b) two or more pricing levels, the Applicable Margin shall be based on the rating one rating below the higher of the two ratings. Any change in the Applicable Margin shall be effective as of the Business Day on which the applicable rating is announced or is publicly available. If the rating system of S&P and Moody's shall change, or if both of such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

    "Application" means an application, in the form specified by any Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

    "Assignment and Acceptance" shall have the meaning assigned thereto in Section 14.10(b)(ii).

    "Assuming Lender" has the meaning specified in Section 2.7(d).

    "Assumption Agreement" has the meaning specified in Section 2.7(d)(ii).

    "Base Rate" means, at any time, the higher of (a) the Prime Rate and (b) the sum of (i) the Federal Funds Rate plus (ii) 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

    "Base Rate Loan" means any Revolving Credit Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

    "Borrower" means Jones Apparel Group USA, Inc.

    "Business Day" means (a) any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, Philadelphia, Pennsylvania and New York, New York, are not authorized or required by law to remain closed for the conduct of their commercial banking business, (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, the term "Business Day" shall also exclude any day on which banks are not open for trading in Dollar deposits in the London interbank market, (c) with respect to all notices and determinations in connection with, and payment of principal and interest on, any L/C Obligation denominated in an Alternative Currency, the term "Business Day" shall also exclude any day on which banks in London do not provide quotations for deposits denominated in such Alternative Currency and (d) with respect to all notices and determinations in connection with, and payment of principal and interest on, any Competitive Bid Loan denominated in an Alternative Currency and bearing interest at the Floating Rate, the term "Business Day" shall also exclude any day on which banks in London do not provide quotations for deposits denominated in such Alternative Currency.

    "Capital Lease" means, with respect to the Credit Parties and their Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Credit Parties and their Subsidiaries.

    "Change in Control" shall have the meaning assigned thereto in Section 12.1(h).

    "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 6.2 shall be satisfied or waived in all respects.

    "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

    "Commitment Date" has the meaning specified in Section 2.7(b).

    "Commitment Increase" has the meaning specified in Section 2.7(a).

    "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Loans from each of the Lenders whose offer to make one or more Competitive Bid Loans as part of such borrowing has been accepted under the competitive bidding procedure described in Article IV.

    "Competitive Bid Loan" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Article IV and refers to a Fixed Rate Loan or a Floating Rate Loan.

    "Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Loan made by such Lender.

    "Consolidated" means, when used with reference to financial statements or financial statement items of the Credit Parties and their Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

    "Correspondent" means any financial institution designated by an Issuing Lender to act as such Issuing Lender's correspondent hereunder with respect to the distribution and payment of Letters of Credit denominated in an Alternative Currency.

    "Credit Facility" means the collective reference to the Revolving Credit Facility and the L/C Facility.

    "Credit Parties" means each of the Additional Obligors and the Borrower.

    "Debt" means, with respect to the Credit Parties and their Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness, in each case for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the amount of drawn letters of credit not reimbursed as required by the terms thereof, including without limitation any Reimbursement Obligation not reimbursed as required by the terms hereof, and banker's acceptances issued for the account of any such Person, and (g) all net obligations incurred by any such Person pursuant to Hedging Agreements.

    "Default" means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

    "Dispute" shall have the meaning assigned thereto in Section 14.6.

    "Dollar Amount" shall mean (a) with regard to any Obligation denominated in Dollars, the amount thereof and (b) with regard to any Obligation denominated in an Alternative Currency, the amount of Dollars which is equivalent to the sum of (i) the amount so expressed in an Alternative Currency at the applicable-quoted spot rate on the appropriate page of the Reuter's Screen as determined by the Administrative Agent at the relevant time; plus (ii) any amounts owed by the Borrower pursuant to Section 3.5(b).

    "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

    "EBITDAR" means, with respect to the Credit Parties and their Subsidiaries on a Consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) the sum of the following to the extent deducted in the determination of Net Income: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, depreciation, extraordinary non-cash losses and any other non-cash charges (including amortization or write-off of goodwill, transaction expenses, covenants not to compete and other intangible assets, and non-cash charges resulting from purchase accounting related to any acquisition otherwise permitted pursuant to the terms of this Agreement) and (iv) Rental Expense less (c) any items of extraordinary gain which were included in determining Net Income.

    "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender) or an Affiliate of a Lender hereunder, (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, (f) any SPC solely to the extent permitted by Section 14.10(h), or (g) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Administrative Agent.

    "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

    "EMU" mean economic and monetary union as contemplated in the Treaty on European Union.

    "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

    "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

    "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

    "EURIBO Rate" means the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in euro) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the respective rates per annum at which deposits in euros are offered by the Reference Group in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount of the applicable Competitive Bid Loan.

    "euro" means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

    "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

    "Event of Default" means any of the events specified in Section 12.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

    "Existing Debt Securities" means the 8 3/8% Series B Senior Notes due 2005, the 7.875% Senior Notes due 2006, the 4.250% Senior Notes due 2009, the 5.125% Senior Notes due 2014 and the 6.125% Senior Notes due 2034 of Jones Apparel Group.

    "Existing Loans" shall have the meaning assigned thereto in Section 6.2(f).

    "Extensions of Credit" means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, and (ii) such Lender's Revolving Credit Commitment Percentage of the Dollar Amount of (A) the L/C Obligations then outstanding and (B) the Competitive Bid Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

    "Facility Fee" shall have the meaning assigned thereto in Section 5.3(a).

    "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

    "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

    "Fiscal Year" means the fiscal year of the Credit Parties and their Subsidiaries ending on December 31.

    "Five-Year Credit Agreement" means the Amended and Restated Five-Year Credit Agreement dated as of June 15, 2004 by and among the Borrower, the Additional Obligors thereunder, the Administrative Agent thereunder and the financial institutions party thereto, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

    "Five-Year Credit Agreement Obligations" means the obligations of the Borrower and the Additional Obligors thereunder under the Five-Year Credit Agreement.

    "Fixed Rate Loan" has the meaning specified in Section 4.1(a).

    "Floating Rate Loan" means a Competitive Bid Loan bearing interest based on the EURIBO Rate or LIBOR.

    "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

    "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Credit Parties and their Subsidiaries throughout the period indicated.

    "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

    "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

    "Granting Lender" shall have the meaning assigned thereto in Section 14.10(h).

    "Guaranty Obligation" means, with respect to the Credit Parties and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such investment is expected to constitute a permitted investment under Section 11.4.

    "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

    "Hedging Agreement" means any agreement with respect to an interest rate or currency swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate or currency risk exposure executed in connection with hedging the interest rate or currency exposure of any Credit Party, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified from time to time.

    "Increase Date" has the meaning specified in Section 2.7(a).

    "Increasing Lender" has the meaning specified in Section 2.7(b).

    "Interest Coverage Ratio" shall have the meaning assigned thereto in Section 10.1.

    "Interest Expense" means, for any period, total interest expense (including, without limitation, interest expense attributable to Capital Leases) determined on a consolidated basis, without duplication, for the Credit Parties and their Subsidiaries in accordance with GAAP.

    "Interest Period" shall have the meaning assigned thereto in Section 5.1(b).

    "ISP 98" means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

    "Issuing Lender" means Wachovia, Citibank, N.A., JPMorgan Chase Bank, N.A. and Bank of America, N.A., each in its capacity as issuer of any Letter of Credit, and any other Lender mutually acceptable and on terms satisfactory to the Borrower, the Administrative Agent and such Lender; and Issuing Lenders means all such Lenders.

    "Jones Apparel Group" means Jones Apparel Group, Inc., a Pennsylvania corporation.

    "Jones Apparel Group Holdings" means Jones Apparel Group Holdings, Inc., a Delaware corporation.

    "Jones Retail" means Jones Retail Corporation, a New Jersey corporation.

    "Kasper, Ltd." means Kasper, Ltd., a Delaware corporation.

    "L/C Commitment" means Seven Hundred Fifty Million Dollars ($750,000,000).

    "L/C Facility" means the letter of credit facility established pursuant to Article III hereof.

    "L/C Fee" shall have the meaning assigned thereto in Section 3.3(a).

    "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

    "L/C Participants" means the collective reference to all the Lenders having a Revolving Credit Commitment other than the applicable Issuing Lender.

    "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto, each Assuming Lender that shall become a party hereto pursuant to Section 2.7 and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10 other than any party hereto that ceases to be a party hereto pursuant to any Assignment and Acceptance.

    "Lending Group Members" means the collective reference to (a) the Lenders party to this Agreement and (b) the lenders party to the Five-Year Credit Agreement.

    "Lending Office" means, with respect to any Lender, for Revolving Credit Loans, the office of such Lender maintaining such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans and, in the case of a Competitive Bid Loan, the office of such Lender notified by such Lender to the Agent as its Lending Office with respect to such Competitive Bid Loan.

    "Letters of Credit" shall have the meaning assigned thereto in Section 3.1.

    "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in Dollars or an Alternative Currency (other than euro) in minimum amounts of at least $5,000,000 or the approximate Dollar Amount thereof, in the case of an Alternative Currency, for a period equal to the applicable Interest Period which appears on the Moneyline Telerate Markets Screen 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in such currency in the London interbank market) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest one hundredth of one percent (1/100%)). If, for any reason, such rate does not appear on Moneyline Telerate Markets Screen 3750, then "LIBOR" shall be determined by the Administrative Agent to be the arithmetic average (rounded upward, if necessary, to the nearest one-hundredth of one percent (1/100%)) of the rate per annum at which deposits in Dollars or an Alternative Currency would be offered by the Reference Group in the London interbank market to the Administrative Agent as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the applicable Revolving Credit Loan or the applicable Competitive Bid Loan, as the case may be.

    "LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR RATE	=	LIBOR
1.00 - Eurodollar Reserve Percentage

    "LIBOR Rate Loan" means any Revolving Credit Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

    "Loan" means a Revolving Credit Loan or a Competitive Bid Loan.

    "Loan Documents" means, collectively, this Agreement, the Notes, the Applications and each other document, instrument and agreement executed and delivered by any Credit Party, its Subsidiaries or their counsel in connection with this Agreement, all as may be amended, restated, supplemented or otherwise modified.

    "Material Adverse Effect" means, with respect to the Credit Parties or any of their Subsidiaries, a material adverse effect on the business, assets, operations or financial condition of the Credit Parties and their Subsidiaries taken as a whole or the ability of any such Person to perform its obligations under the Loan Documents, in each case to which it is a party.

    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making (or has made), or is accruing (or has accrued) an obligation to make, contributions either presently or within the preceding six years.

    "Net Income" means, with respect to the Credit Parties and their Subsidiaries for any period, the Consolidated net income (or loss) of the Credit Parties and their Subsidiaries for such period determined in accordance with GAAP; provided, that there shall be excluded from net income (or loss) of a Person (the "computing Person"), the income (or loss) of any Person (other than a Subsidiary of the computing Person) in which the computing Person has an ownership interest unless received by the computing Person in a cash distribution.

    "Net Worth" means, with respect to the Credit Parties and their Subsidiaries, as of any date, the total shareholders' equity that would appear on a Consolidated balance sheet of the Credit Parties and their Subsidiaries prepared as of such date in accordance with GAAP.

    "Nine West Footwear" means Nine West Footwear Corporation, a Delaware corporation.

    "Note" means a Revolving Credit Note or a Competitive Bid Note.

    "Notice of Account Designation" shall have the meaning assigned thereto in Section 2.2(b).

    "Notice of Competitive Bid Borrowing" shall have the meaning assigned thereto in Section 4.1.

    "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 5.2.

    "Notice of Prepayment" shall have the meaning assigned thereto in Section 2.3(c).

    "Notice of Revolving Credit Borrowing" shall have the meaning assigned thereto in Section 2.2(a).

    "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Credit Parties to any Lender or Affiliate of a Lender or the Administrative Agent under any Hedging Agreement with any Lender or Affiliate of a Lender (which such Hedging Agreement is permitted hereunder), and (d) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents.

    "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 8.2.

    "Operating Lease" shall mean, as to any Person, as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

    "Other Taxes" shall have the meaning assigned thereto in Section 5.12(b).

    "Outstanding Letters of Credit" means each letter of credit described on Schedule 1.1(b) and outstanding as of the Closing Date.

    "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor agency.

    "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code.

    "Permitted Investment Policy" of the Credit Parties means the investment policy of the Credit Parties as in effect on the date of this Agreement which has been approved by the Board of Directors of Jones Apparel Group, as amended, restated, supplemented or otherwise modified from time to time.

    "Permitted Lines of Business" shall have the meaning assigned thereto in Section 9.9.

    "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

    "Pounds Sterling" means, unless otherwise qualified, pounds sterling in lawful currency of the United Kingdom.

    "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate in effect at its principal office in Charlotte, North Carolina. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

    "Prior Credit Agreement" shall have the meaning assigned thereto in the Preliminary Statement.

    "Prior Lenders" means, collectively, the lenders party to the Prior Credit Agreement.

    "Reference Group" shall mean the Lenders party to this Agreement on the Closing Date.

    "Register" shall have the meaning assigned thereto in Section 2.4(a).

    "Reimbursement Obligation" means the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

    "Rental Expense" means all obligations of the Credit Parties or any of their Subsidiaries for payments under Operating Leases.

    "Required Agreement Lenders" means, at any date, any combination of Lenders whose Revolving Credit Commitment Percentage equals at least fifty-one percent (51%) of the Revolving Credit Commitment or if the Revolving Credit Commitment has been terminated, any combination of Lenders who collectively hold at least fifty-one percent (51%) of the aggregate unpaid principal amount of the Extensions of Credit (other than Competitive Bid Loans).

    "Required Lenders" means, at any date, any combination of Lending Group Members whose Total Committed Percentage equals at least fifty-one percent (51%) of the Total Committed Amount.

    "Responsible Officer" means any of the following: the chairman, president, chief executive officer, chief financial officer or vice president and corporate controller of the Borrower or Jones Apparel Group or any other officer of the Borrower or Jones Apparel Group reasonably acceptable to the Administrative Agent.

    "Revolving Credit Commitment" means (a) as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower and to participate in Letters of Credit hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1(a) hereto as such amount may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate Revolving Credit Commitment of all Lenders to make Revolving Credit Loans, as such amount may be increased or reduced at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment of all Lenders on the Closing Date shall be Seven Hundred Fifty Million Dollars ($750,000,000).

    "Revolving Credit Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Revolving Credit Commitment of all of the Lenders.

    "Revolving Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

    "Revolving Credit Loans" means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

    "Revolving Credit Notes" means the collective reference to the Revolving Credit Notes made by the Borrower under this Agreement payable to the order of any such Lender requesting such note, substantially in the form of Exhibit A-1 hereto, evidencing the obligation owed to such Lender under the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Revolving Credit Note" means any of such Revolving Credit Notes.

    "Revolving Credit Termination Date" means the earliest of the dates referred to in Section 2.6.

    "SPC" shall have the meaning assigned thereto in Section 14.10(h).

    "Subordinated Debt" means the collective reference to Debt on Schedule 7.1(p) hereof designated as Subordinated Debt and any other Debt of the Credit Parties or any Subsidiary thereof subordinated in right and time of payment to the Obligations and otherwise permitted hereunder.

    "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be Consolidated with those of the parent in the parent's Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent. Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

    "Syndication Agents" means JPMorgan Chase Bank, N.A. and Citibank, N.A., each in their capacity as syndication agent hereunder, and any successor thereto.

    "Taxes" shall have the meaning assigned thereto in Section 5.12(a).

    "Termination Event" means: (a) a "Reportable Event" described in Section 4043 of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any

Pension Plan, or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

    "Total Committed Amount" means (a) as to any Lending Group Member, the sum of (i) the Revolving Credit Commitment of such Lending Group Member (or, if such Revolving Credit Commitment has been terminated, the aggregate unpaid principal amount of all outstanding Extensions of Credit (other than Competitive Bid Loans) of such Lending Group Member) plus (ii) the Revolving Credit Commitment (as defined in the Five-Year Credit Agreement) of such Lending Group Member (or, if such Revolving Credit Commitment has been terminated, the aggregate unpaid principal amount of all outstanding Extensions of Credit (as defined in the Five-Year Credit Agreement) of such Lending Group Member) and (b) as to all Lenders, the aggregate Total Committed Amount of all Lending Group Members.

    "Total Committed Percentage" means, as to any Lending Group Member at any time, the ratio of (a) the amount of the Total Committed Amount of such Lending Group Member to (b) the aggregate Total Committed Amount of all Lending Group Members.

    "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

    "UCC" means the Uniform Commercial Code as in effect in the State of New York, as amended, restated or otherwise modified from time to time.

    "Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.

    "United States" means the United States of America.

    "Wachovia" means Wachovia Bank, National Association, a national banking association, and its successors.

    "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary (other than directors' qualifying shares) are, directly or indirectly, owned or controlled by any Credit Party and/or one or more of its Wholly-Owned Subsidiaries.

SECTION 1.2. General.  Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Terms defined in this Agreement and the Five-Year Credit Agreement shall be construed consistently and no term defined herein shall be limited or restricted by any similar definition in the Five-Year Credit Agreement nor shall any such term herein limit or restrict any similar definition in the Five-Year Credit Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

SECTION 1.3. Other Definitions and Provisions.  (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

        (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (c) Any reference or usage of the word "amount" herein as it pertains to any Obligation denominated in an Alternative Currency shall be deemed to be a reference or usage of the term "Dollar Amount."

ARTICLE II REVOLVING CREDIT FACILITY

SECTION 2.1. Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date through the Revolving Credit Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Revolving Credit Commitment less the sum of (i) all outstanding L/C Obligations and (ii) the aggregate principal amount of all Competitive Bid Loans then outstanding and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender's Revolving Credit Commitment less such Lender's participations in outstanding L/C Obligations. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Termination Date.

SECTION 2.2. Procedure for Advances of Revolving Credit Loans.  (a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B-1 (a "Notice of Revolving Credit Borrowing") not later than 11:00 a.m. (Charlotte time) (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be in an amount equal to the unused amount of the Revolving Credit Commitment, or if less, (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether such Revolving Credit Loan is to be a LIBOR Rate Loan or Base Rate Loan, and (D) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Revolving Credit Borrowing.

        (b) Disbursement of Revolving Credit Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice of account designation, substantially in the form of Exhibit C hereto (a "Notice of Account Designation"), delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.2 for which any Lender is responsible to the extent that such Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Revolving Credit Loan.

SECTION 2.3. Repayment of Revolving Credit Loans.  (a) Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans in full on the Revolving Credit Termination Date, with all accrued but unpaid interest thereon.

        (b) Mandatory Repayment of Excess Extensions of Credit. (i)  If at any time the outstanding principal amount of all Revolving Credit Loans plus the sum of the Dollar Amount of (A) all outstanding L/C Obligations and (B) all Competitive Bid Loans exceeds the Revolving Credit Commitment, the Borrower shall repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Revolving Credit Loans and/or furnish cash collateral reasonably satisfactory to the Administrative Agent or repay the L/C Obligations in an amount equal to such excess. Such cash collateral shall be applied in accordance with Section 12.2(b).

            (ii) Excess Alternative Currency Letters of Credit. If the Administrative Agent shall determine that the outstanding principal Dollar Amount of all outstanding Letters of Credit denominated in an Alternative Currency exceeds one hundred and five percent (105%) of the lesser of (A) the L/C Commitment less the sum of the outstanding principal amount of all L/C Obligations denominated in Dollars and (B) the Alternative Currency L/C Commitment, in each case as of the last Business Day of any calendar month during the term hereof, then not later than three (3) Business Days after notice of the amount of such excess from the Administrative Agent to the Borrower, the Borrower shall deposit an amount in Dollars equal to such excess with the Administrative Agent to be held as cash collateral in accordance with Section 12.2(b).

        (c) Optional Repayments. The Borrower may at any time and from time to time repay the Revolving Credit Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day's irrevocable notice with respect to Base Rate Loans, in the form attached hereto as Exhibit D (a "Notice of Prepayment") specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $250,000 in excess thereof with respect to Base Rate Loans and $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans.

        (d) Limitation on Repayment of LIBOR Rate Loans. The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

SECTION 2.4. Evidence of Debt.  (a) The Administrative Agent shall maintain a register and a subaccount therein for each Lender (the "Register"), in which shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, including each Revolving Credit Loan evidenced by a Revolving Credit Note, and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

        (b) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded, absent manifest error; provided, however, that the failure of the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to the Borrower in accordance with the terms of this Agreement.

        (c) The Borrower hereby agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Revolving Credit Note of such Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A-1.

SECTION 2.5. Permanent Reduction of the Revolving Credit Commitment  (a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days' prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof, provided further that the aggregate amount of the Revolving Credit Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal Dollar Amount of the Competitive Bid Loans then outstanding.

        (b) Each permanent reduction of the Revolving Credit Commitment made pursuant to this Section 2.5 shall be accompanied, if necessary, by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit in a cash collateral account opened by the Administrative Agent an amount equal to the amount by which the aggregate then undrawn and unexpired amount of such Letters of Credit exceeds the Revolving Credit Commitment as so reduced. Any reduction of the Revolving Credit Commitment to zero (including upon termination of the Revolving Credit Facility on the Revolving Credit Termination Date) shall be accompanied by payment of all outstanding Revolving Credit Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.10 hereof.

SECTION 2.6. Termination of Revolving Credit Facility.  The Revolving Credit Facility shall terminate on the earliest of (a) May 16, 2010, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5(a), and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

SECTION 2.7. Increase in the Aggregate Revolving Credit Commitments.  (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Revolving Credit Termination Date, by notice to the Administrative Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $25,000,000 or an integral multiple thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the scheduled Revolving Credit Termination Date (the "Increase Date") as specified in the related notice to the Administrative Agent;

provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $850,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, (x) the representations and warranties in Section 7.1 shall be true and correct and (y) no Default shall have occurred and be continuing.

        (b) The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the "Commitment Date"). Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.

        (c) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more.

        (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.7(b) (each such Eligible Assignee, an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.7(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

    (i) (A) certified copies of resolutions of the Board of Directors of the Borrower approving the Commitment Increase, (B) a consent from each Additional Obligor approving such Commitment Increase and (C) an opinion of counsel for the Borrower (which may be in-house counsel), in form and substance reasonably satisfactory to the Administrative Agent;

    (ii) an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (each an "Assumption Agreement"), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

    (iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.7(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (Charlotte time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

        (e) On the Increase Date, if any Revolving Credit Loans are then outstanding, the Borrower shall borrow from all or certain of the Lenders and/or (subject to compliance by the Borrower with Section 2.3) prepay Revolving Credit Loans of all or certain of the Lenders such that, after giving effect thereto, the Revolving Credit Loans (including, without limitation, the Interest Periods thereof) shall be held by the Lenders (including for such purposes the Increasing Lenders and the Assuming Lenders) ratably in accordance with their respective Revolving Credit Commitments. On and after each Increase Date, the Revolving Credit Commitment Percentage of each Lender's participation in Letters of Credit and Revolving Credit Loans from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

ARTICLE III LETTER OF CREDIT FACILITY

SECTION 3.1. L/C Commitment.  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue trade and standby letters of credit ("Letters of Credit") for the account of the Borrower and its specified Subsidiaries on any Business Day from the Closing Date to but not including the Revolving Credit Termination Date in such form as may be approved from time to time by such Issuing Lender; provided, however, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the L/C Obligations on account of Letters of Credit denominated in an Alternative Currency would exceed the Alternative Currency L/C Commitment or (c) the aggregate principal amount of outstanding Revolving Credit Loans, plus the aggregate principal amount of L/C Obligations and all outstanding Competitive Bid Loans would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in (A) Dollars, if such Letter of Credit is a standby Letter of Credit, or (B) Dollars or an Alternative Currency, if such Letter of Credit is a trade Letter of Credit, (ii) be a trade or standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no later than ten Business Days prior to the Revolving Credit Termination Date, and (iv) be subject to the Uniform Customs and/or ISP 98, as set forth in the Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires. Each Outstanding Letter of Credit shall be deemed to have been issued under this Agreement.

SECTION 3.2. Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit (or amend, extend or renew an outstanding Letter of Credit) by delivering to such Issuing Lender at any Issuing Lender's office at any address mutually acceptable to the Borrower and such Issuing Lender an Application therefor, including, if applicable, the office of such Issuing Lender's Correspondent, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, such Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI hereof, promptly issue the Letter of Credit (or amend, extend or renew the outstanding Letter of Credit) requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit (or amend, extend or renew an outstanding Letter of Credit) earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Within fifteen (15) Business Days after the end of each month, the Administrative Agent shall report to each Lender the average daily outstandings for each day in such month for all Letters of Credit during the previous month.

SECTION 3.3. Fees and Other Charges.  (a) The Borrower shall pay to the Administrative Agent, for the account of each Issuing Lender and the L/C Participants, a letter of credit fee (the "L/C Fee") (i) with respect to each trade Letter of Credit, in an amount equal to the Applicable Margin for trade Letters of Credit times the average daily undrawn amount of such issued Letter of Credit as reported by the Administrative Agent pursuant to Section 3.2 and (ii) with respect to each standby Letter of Credit, in an amount equal to the Applicable Margin for standby Letters of Credit times the face amount of such Letter of Credit. Such fee shall be payable quarterly in arrears (x) for trade Letters of Credit, within fifteen (15) Business Days after the end of each calendar quarter and on the Revolving Credit Termination Date and (y) for standby Letters of Credit, within fifteen (15) Business Days after the end of each calendar quarter and on the Revolving Credit Termination Date.

        (b) In addition to the foregoing commission, the Borrower shall pay the Issuing Lenders an issuance fee of one tenth percent (1/10%) per annum on the face amount of each standby Letter of Credit, payable quarterly in arrears within fifteen (15) Business Days after the end of each calendar quarter of each calendar quarter and on the Revolving Credit Termination Date.

        (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to each Issuing Lender and the L/C Participants all fees received by the Administrative Agent in accordance with their respective Revolving Credit Commitment Percentages.

SECTION 3.4. L/C Participations.  (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage in such Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount in Dollars equal to such L/C Participant's Revolving Credit Commitment Percentage of the Dollar Amount of such draft, or any part thereof, which is not so reimbursed, such payment to be made by the making of a Base Rate Loan in Dollars pursuant to Section 3.5(c) below.

        (b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, the Administrative Agent shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of any Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error. With respect to payment to any Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

        (c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof), such Issuing Lender will distribute to such L/C Participant its pro rata share thereof in accordance with such L/C Participant's Revolving Credit Commitment Percentage; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

SECTION 3.5. Reimbursement.  (a) Reimbursement by the Borrower. The Borrower agrees to reimburse each Issuing Lender on each date the Administrative Agent notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by any Issuing Lender in connection with such payment (other than those payable pursuant to Section 3.5(b) below). Each such payment shall be made to any Issuing Lender at its address for notices specified herein (i) in Dollars if such Letter of Credit was denominated in Dollars or (ii) in Dollars or the applicable Alternative Currency, at the option of the Borrower, if such Letter of Credit was denominated in an Alternative Currency, and in each case, in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article III from the day immediately following the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue.

        (b) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from any Issuing Lender or L/C

Participant, pay to such Issuing Lender or L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Issuing Lender or L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender or L/C Participant, (iii) any currency exchange loss, in each case with respect to clauses (i), (ii) and (iii), that such Issuing Lender or L/C Participant sustains as a result of the Borrower's repayment in Dollars of any Letter of Credit denominated in an Alternative Currency or (iv) any interest or any other return, including principal, foregone by such Issuing Lender as a result of the introduction of, change over to or operation of the euro in any member state participating in the euro. A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.

        (c) Reimbursement by the Lenders. If the Borrower fails to timely reimburse such Issuing Lender on the date the Borrower receives the notice referred to in this Section 3.5, the Borrower shall be deemed to have timely given a Notice of Revolving Credit Borrowing pursuant to Section 2.2 hereunder to the Administrative Agent requesting the Lenders to make a Base Rate Loan on such date in an amount in Dollars equal to the Dollar Amount (as of the date of funding of such Base Rate Loan by each Lender) of such draft paid, together with any taxes, fees, charges or other costs or expenses incurred by any Issuing Lender and to be reimbursed pursuant to this Section 3.5 and, regardless of whether or not the conditions precedent specified in Article VI have been satisfied, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Notwithstanding the foregoing, nothing in this Section 3.5 shall obligate the Lenders to make such Base Rate Loans if the making of such Base Rate Loans would violate the automatic stay under federal bankruptcy laws.

SECTION 3.6. Obligations Absolute.  The Borrower's obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrower's Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and/or ISP 98, as set forth in the Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower. The responsibility of each Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7 Effect of Application.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV COMPETITIVE BID FACILITY

SECTION 4.1. Bidding Procedure.  Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 4.1 from time to time on any Business Day during the period from the Closing Date until the date occurring 30 days prior to the Revolving Credit Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate Dollar Amount of all Loans and all L/C Obligations then outstanding shall not exceed the aggregate amount of the Revolving Credit Commitments of the Lenders.

    (a) The Borrower may request a Competitive Bid Borrowing under this Section 4.1 by delivering to the Administrative Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such proposed Competitive Bid Borrowing, (ii) aggregate amount of such proposed Competitive Bid Borrowing, (iii) interest rate basis and day count convention to be offered by the Lenders, (iv) currency of such proposed Competitive Bid Borrowing, (v) in the case of a Competitive Bid Borrowing consisting of Floating Rate Loans, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Loans, maturity date for repayment of each Fixed Rate Loan to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the earlier of (A) 365 days after the date of such Competitive Bid Borrowing and (B) the Revolving Credit Termination Date), (vi) interest payment date or dates relating thereto, (vii) location of the Borrower's account to which funds are to be advanced and (viii) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than (1) 10:00 A.M. (Charlotte time) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Loans comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Loans") and that the Loans comprising such proposed Competitive Bid Borrowing shall be denominated in Dollars, (2) 10:00 A.M. (Charlotte time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the Loans comprising such Competitive Bid Borrowing shall be Floating Rate Loans denominated in Dollars, (3) 10:00 A.M. (London time) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the Loans comprising such proposed Competitive Bid Borrowing shall be Fixed Rate Loans denominated in any Alternative Currency and (4) 10:00 A.M. (London time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Loans comprising such Competitive Bid Borrowing shall be Floating Rate Loans denominated in any Alternative Currency. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

    (b) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Borrower), (i) before 9:30 A.M. (Charlotte time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Loans denominated in Dollars, (ii) before 10:00 A.M. (Charlotte time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Loans, denominated in Dollars, (iii) before 12:00 noon (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Loans denominated in any Alternative Currency and (iv) before 12:00 noon (London time) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Loans denominated in any Alternative Currency, of the minimum amount and maximum amount of each Competitive Bid Loan which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which Dollar Amounts of such proposed Competitive Bid may exceed such Lender's Revolving Credit Commitment), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Loan; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent before 10:00 A.M. (Charlotte time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Loan as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Loan as part of such proposed Competitive Bid Borrowing. The Administrative Agent shall promptly notify the Borrower by telecopy of each such offer made by a Lender, including all information required to be provided by the Lender in such offer by this Section 4.1(b) and the identity of the Lender making such offer

    (c) The Borrower shall, in turn, (i) before 10:30 A.M. (Charlotte time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Loans denominated in Dollars, (ii) before 11:00 A.M. (Charlotte time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Loans denominated in Dollars, (iii) before 3:00 P.M. (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Loans denominated in any Alternative Currency and (iv) before 3:00 P.M. (London time) on the third Business Day prior to the date of such Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Floating Rate Loans denominated in any Alternative Currency, either:

    (x) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or

    (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (b) above, in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Loan pursuant to paragraph (b) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (b) above by giving the Administrative Agent notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Loans in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate (rounded to integral multiples of $1,000,000 in a manner satisfactory to the Borrower).

    (d) If the Borrower notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (c)(x) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

    (e) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (c)(y) above, the Administrative Agent shall in turn promptly notify (i) each Lender that has made an offer as described in paragraph (b) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (b) above have been accepted by the Borrower, (ii) each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Loan to be made by such Lender as part of such Competitive Bid Borrowing, and (iii) each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the conditions set forth in Section 6.4. Each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Borrowing shall, before 12:00 noon (Charlotte time), in the case of Competitive Bid Loans to be denominated in Dollars or 11:00 A.M. (London time), in the case of Competitive Bid Loans to be denominated in any Alternative Currency, on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (i) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (iii) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent (x) in the case of a Competitive Bid Borrowing denominated in Dollars, at its address referred to in Section 14.1(c), in same day funds, such Lender's portion of such Competitive Bid Borrowing in Dollars and (y) in the case of a Competitive Bid Borrowing in an Alternative Currency, at the payment office for such Alternative Currency as shall have been notified by the Administrative Agent to the Lenders prior thereto, in same day funds, such Lender's portion of such Competitive Bid Borrowing in such Alternative Currency. Upon fulfillment of the conditions set forth in Section 6.4 and promptly after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the Borrower at the location specified by the Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing, the Administrative Agent will notify each Lender of the amount and tenor of the Competitive Bid Borrowing.

    (f) If the Borrower notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (c)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrower.

SECTION 4.2. Minimum Amounts.  Each Competitive Bid Borrowing shall be in an aggregate Dollar Amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of Section 4.1 above.

SECTION 4.3. Bidding Availability.  Within the limits and on the conditions set forth in this Article IV, the Borrower may from time to time borrow under this Article IV, repay or prepay pursuant to Section 4.4 below, and reborrow under this Article IV, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

SECTION 4.4. Repayment of Competitive Bid Loans.  The Borrower shall repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Loan, on the last day of its Interest Period (in the case of Floating Rate Loans) or the maturity date (in the case of Fixed Rate Loans) of each Competitive Bid Loan (such Interest Period or maturity date being that specified by the Borrower for repayment of such Competitive Bid Loan in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 4.1 (a) above and provided in the Competitive Bid Note evidencing such Competitive Bid Loan), the then unpaid principal amount of such Competitive Bid Loan. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Loan unless, and then only on the terms, specified by the Borrower for such Competitive Bid Loan in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 4.1 (a) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Loan.

SECTION 4.5. Interest on Competitive Bid Loans.  The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Loan from the date of such Competitive Bid Loan to the date the principal amount of such Competitive Bid Loan is repaid in full, at the rate of interest for such Competitive Bid Loan specified by the Lender making such Competitive Bid Loan in its notice with respect thereto delivered pursuant to Section 4.1 (b) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Loan in the related Notice of Competitive Bid Borrowing delivered pursuant to Section 4.1 (a) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Loan. Upon the occurrence and during the continuance of an Event of Default (i) each Competitive Bid Loan denominated in an Alternative Currency shall be exchanged for a new Competitive Bid Loan for an equivalent amount of Dollars but with otherwise identical terms and conditions to the Competitive Bid Loan being exchanged and (ii) and the Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Loan owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum otherwise required to be paid on such Competitive Bid Loan under the terms of the Competitive Bid Note evidencing such Competitive Bid Loan unless otherwise agreed in such Competitive Bid Note. Computations in respect of Competitive Bid Loans shall be made by the Administrative Agent as specified in the applicable Notice of Competitive Bid Borrowing (or, in each case of Loans denominated in Alternative Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days elapsed.

SECTION 4.6. Competitive Bid Notes.  The indebtedness of the Borrower resulting from each Competitive Bid Loan made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Loan.

ARTICLE V GENERAL LOAN PROVISIONS

SECTION 5.1. Interest.  (a) Interest Rate Options. Subject to the provisions of this Section 5.1, at the election of the Borrower, the aggregate principal balance of any Revolving Credit Loans shall bear interest at (i) the Base Rate plus the Applicable Margin or (ii) the LIBOR Rate plus the Applicable Margin; provided that LIBOR Rate Loans shall not be available until three (3) Business Days after the Closing Date unless the Borrower executes and delivers an indemnity in favor of the Administrative Agent and the Lenders in form and substance satisfactory to them. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Revolving Credit Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2. Each Revolving Credit Loan or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan", and each Revolving Credit Loan or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan." Any Revolving Credit Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

        (b) Interest Periods. In connection with each LIBOR Rate Loan and each Floating Rate Loan, the Borrower, by giving notice at the times described in Section 5.1(a) (or, in the case of a Floating Rate Loan, in the applicable Notice of Competitive Bid Borrowing), shall elect an interest period (each, an "Interest Period") to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months (or nine (9) or twelve (12) months or any other period if available from all Lenders) with respect to each LIBOR Rate (or, if applicable to a Floating Rate Loan, each EURIBO Rate); provided that:

    (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan or the date of advance of any Floating Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

    (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

    (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

    (iv) no Interest Period shall extend beyond the Revolving Credit Termination Date; and

    (v) there shall be no more than six (6) Interest Periods for Revolving Credit Loans in effect at any time.

        (c) Default Rate. Subject to Section 12.3, at the discretion of the Administrative Agent and Required Lenders, upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans, as applicable, until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the amount of Revolving Credit Loans outstanding after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

        (d) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing June 30, 2005; and interest on each LIBOR Rate Loan shall be payable on the last day of each Interest Period applicable thereto, and if such Interest Period exceeds three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

        (e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Loan Documents charged or collected pursuant to the terms of this Agreement or pursuant to any other Loan Document exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2. Notice and Manner of Conversion or Continuation of Revolving Credit Loans.  Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option (a) to convert all or any portion of its outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b), (i) to convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $250,000 in excess thereof into Base Rate Loans or (ii) to continue such LIBOR Rate Loans as LIBOR Rate Loans for an additional Interest Period; provided that if any conversion or continuation is made prior to the expiration of any Interest Period, the Borrower shall pay any amount required to be paid pursuant to Section 5.10 hereof. Whenever the Borrower desires to convert or continue Revolving Credit Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Revolving Credit Loan is to be effective (except in the case of a conversion of a LIBOR Rate Loan to a Base Rate Loan in which case same day notice by the Borrower shall be sufficient) specifying (A) the Revolving Credit Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Revolving Credit Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 5.3. Fees.  (a) Facility Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable facility fee (the "Facility Fee") at a rate per annum equal to the Applicable Margin on the full amount of the Revolving Credit Commitment, regardless of usage. The Facility Fee shall be payable in arrears on the last Business Day of each calendar quarter for the period commencing on the Closing Date and ending on the Revolving Credit Termination Date. The Facility Fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders' respective Revolving Credit Commitment Percentages.

        (b) Administrative Agent's and Other Fees. In order to compensate the Administrative Agent for its obligations hereunder, the Borrower agrees to pay to the Administrative Agent, for its account, the fees set forth in the separate fee letter agreement executed by the Borrower and the Administrative Agent dated April 26, 2005.

SECTION 5.4. Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Revolving Credit Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any other Loan Document shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Revolving Credit Commitment Percentage (except as specified below), and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the L/C Participants' commissions shall be made in like manner, but for the account of the L/C Participants. Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Article IV or Section 5.9, 5.10, 5.11, 5.12 or 14.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 5.1(b)(ii), if any payment under this Agreement or any other Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 5.5. Crediting of Payments and Proceeds.  In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Administrative Agent's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest hereunder or under any other Loan Document, and Reimbursement Obligation (pro rata in accordance with all such amounts due), then to the principal amount hereunder or under any other Loan Document, Reimbursement Obligation and any termination payments due in respect of a Hedging Agreement with any Lender or Affiliate of a Lender (which Hedging Agreement is permitted hereunder) (pro rata in accordance with all such amounts due) and then to the cash collateral account described in Section 12.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

SECTION 5.6. Adjustments.  If any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Obligations (other than in respect of Competitive Bid Loans) owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations (other than in respect of Competitive Bid Loans) owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit Obligations (other than Competitive Bid Loans), or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 5.7. Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent.  The obligations of the Lenders under this Agreement to make the Revolving Credit Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Sections 2.2(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section 5.7 shall be conclusive, absent manifest error. If such Lender's Revolving Credit Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to such borrowing, on demand, from the Borrower. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Revolving Credit Loan requested by the Borrower shall not relieve it or any other Lender of its obligation hereunder to make its Revolving Credit Commitment Percentage of such Revolving Credit Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Revolving Credit Loan available on the borrowing date.

SECTION 5.8. Joint and Several Liability of the Credit Parties.  (a) Each of the Credit Parties is jointly and severally liable not merely as a surety but as a co-debtor for each and every Obligation. Each of the Credit Parties is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly or indirectly, of each of the Credit Parties and in consideration of the undertakings of each of the Credit Parties to accept joint and several liability for the Obligations.

        (b) Except as otherwise expressly provided herein, each Credit Party hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Revolving Credit Loans and Letters of

Credit made under this Agreement and the other Loan Documents, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement and notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations hereunder. Each Credit Party hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of any of the Credit Parties and any other entity or person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each Credit Party hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any default by any Credit Party in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Credit Party or any other entity or person primarily or secondarily liable for any Obligation. If for any reason any of the Credit Parties has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any of the Credit Parties by reason of such Credit Party's insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Agreement and the other Loan Documents shall nevertheless be binding on each of the other Credit Parties to the same extent as if such Credit Party at all times had been the sole obligor on such Obligations. The Obligations of each Credit Party under this Section 5.8 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Credit Party, the Administrative Agent or any Lender.

        (c) If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, or otherwise, the provisions of this Section 5.8 will forthwith be reinstated in effect as though such payment had not been made.

        (d) Until the payment and performance in full of all the Obligations, none of the Credit Parties shall exercise and each hereby waives any rights against the other Credit Parties as a result of payment by such Credit Party hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and none of the Credit Parties will prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in bankruptcy, insolvency, or reorganization proceedings of any nature; none of the Credit Parties will claim any set-off, recoupment or counterclaim against any of the other Credit Parties in respect of any liability of one Credit Party to another Credit Party. Each of the Credit Parties hereby agrees that the payment of any amounts due with respect to any indebtedness owing by any of the Credit Party to any other Credit Party is hereby subordinated to the prior payment in full in cash of the Obligations. Each Credit Party agrees that, after the occurrence and during the continuance of any Default or Event of Default hereunder, none of the Credit Parties will demand, sue for or otherwise attempt to collect any indebtedness of any other Credit Party to such Credit Party until all of the Obligations of the Credit Parties hereunder shall have been paid in full in cash. If, notwithstanding the foregoing sentence, any Credit Party shall collect, enforce or receive any amounts in respect of such indebtedness in violation of the foregoing sentence while any Obligations of the Credit Parties are still outstanding, such amounts shall be collected, enforced and received by such Credit Party as trustee for the Administrative Agent and the Lenders and be paid over to the Administrative Agent on account of the Obligations without affecting in any manner the liability of such Credit Party under the other provisions hereof.

SECTION 5.9. Changed Circumstances.  (a) Circumstances Affecting LIBOR Rate Availability. If with respect to any Interest Period: (i) the Administrative Agent or any Lender (after consultation with Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in the applicable currency, in the applicable amounts are not being quoted via Moneyline Telerate Markets Screen 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits of the applicable currency in the London interbank market) or offered to the Administrative Agent or such Lender for such Interest Period; or (ii) the Required Lenders reasonably determine (which determination shall be conclusive) and notify the Administrative Agent that the LIBOR Rate will not adequately and fairly reflect the cost to the Required Lenders of funding LIBOR Rate Loans or Floating Rate Loans for such Interest Period; then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans or Floating Rate Loans and the right of the Borrower to convert any Revolving Credit Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or Floating Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

        (b) Laws Affecting LIBOR Rate or Floating Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) issued after the date hereof of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or Floating Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Floating Rate Loans and the right of the Borrower to convert any Revolving Credit Loan or continue any Revolving Credit Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or Floating Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan or a Loan that bears interest at the Base Rate for the remainder of such Interest Period.

        (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) issued after the date hereof of such Authority, central bank or comparable agency:

    (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Revolving Credit Loan, Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Revolving Credit Loan, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

    (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Revolving Credit Loan; and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or Floating Rate Loan or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under any other Loan Document in respect of a LIBOR Rate Loan or Floating Rate Loan or Letter of Credit or Application, then such Lender may promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Administrative Agent, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Administrative Agent and the applicable Lender will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 5.9(c); provided, that the Administrative Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined, in the applicable Lender's reasonable discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans or Floating Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical; provided that no compensation shall be payable pursuant to the above if the applicable Lender fails to demand compensation for such increased costs within one-hundred eighty (180) days following the date on which such Lender has actual knowledge of the event resulting in such increase. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

        (d) Mitigation Obligations; Replacement of Lenders.

            (i) If any Lender requests compensation under this Section 5.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to this Section 5.9 or Section 5.12, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (ii) If any Lender requests compensation under this Section 5.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.12, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.10), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a participation in a Letter of Credit is being assigned, the Issuing Lender that issued such Letter of Credit), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under this Section 5.9, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.10. Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or Floating Rate Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Revolving Credit Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or Floating Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss, cost or expense to any Lender shall be deemed to equal an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid, were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market; provided that no compensation shall be payable pursuant to the above if the applicable Lender fails to demand compensation for such increased costs within one-hundred eighty (180) days following the date on which such Lender has actual knowledge of the event resulting in such increase. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such

Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.11. Capital Requirements.  If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request issued after the date hereof from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to any Lender's Revolving Credit Commitment and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction; provided that no compensation shall be payable pursuant to the above if the applicable Lender fails to demand compensation for such increased costs within one-hundred eighty (180) days following the date on which such lender has actual knowledge of the event resulting in such increase. A certificate of such Lender setting forth in reasonable detail the basis for determining such amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.12. Taxes.  (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Notes or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed on (or measured by) its net income by the United States of America or by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or its principal office is located or is or should be qualified to do business or any political subdivision thereof, or in the case of any Lender, in which its applicable Lending Office is located (provided, however, that no Lender shall be deemed to be located in any jurisdiction solely as a result of taking any action related to this Agreement or the Notes or Letters of Credit) and (ii) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit to any Lender or the Administrative Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 5.12(d). The Borrower shall not, however, be required to pay any amounts pursuant to clause (A) of the preceding sentence to any Foreign Lender or the Administrative Agent not organized under the laws of the United States of America or a state thereof (or the District of Columbia) if such Foreign Lender or the Administrative Agent fails to comply with the requirements of paragraph (e) of this Section 5.12 or Section 5.9(d), as the case may be.

        (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents (hereinafter referred to as "Other Taxes").

        (c) Indemnity. The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.12) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability prepared by a Lender or the Administrative Agent, absent manifest error, shall be conclusive, provided that if the Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, such Lender or the Administrative Agent (as the case may be) shall use reasonable efforts to cooperate with the Borrower, at the Borrower's expense, to obtain a refund of such Taxes or Other Taxes. Such indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. If a Lender or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes, it promptly shall notify the Borrower of the availability of such refund and shall, within sixty (60) days after receipt of a request by the Borrower pursue or timely claim such refund at the Borrower's expense. If any Lender or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes for which such Lender or the Administrative Agent has received payment from the Borrower hereunder, it promptly shall repay such refund (plus interest received, if any) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.12 with respect to Taxes or Other Taxes giving rise to such refund), provided that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to return such refund (plus any penalties, interest or other charges required to be paid) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to the relevant taxing authority.

        (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 14.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

        (e) Delivery of Tax Forms. Each Foreign Lender shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assumption Agreement or Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms W-8ECI or Forms W-8BEN, as applicable (or successor forms), properly completed and certifying in each case that such Foreign Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each Foreign Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, a Form W-8BEN or W-8ECI and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such Foreign Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Foreign Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

        (f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 5.12 shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment.

ARTICLE VI CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1. Closing.  The closing shall take place at the offices of Shearman & Sterling LLP at 10:00 a.m. on May 16, 2005 or at such other location, on such other date and at such other time as the parties hereto shall mutually agree.

SECTION 6.2. Conditions to Closing and Initial Revolving Credit Loans and Letters of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Revolving Credit Loans or issue the initial Letters of Credit is subject to the satisfaction or waiver of each of the following conditions:

    (a) Executed Loan Documents. This Agreement and the Revolving Credit Notes (to the extent requested as provided herein) shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Administrative Agent.

    (b) Closing Certificates; Etc.

    (i) Officers' Certificate of the Borrower. The Administrative Agent shall have received a certificate from a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the closing conditions has been satisfied or waived (assuming satisfaction of the Administrative Agent where not advised otherwise).

    (ii) General Certificate of each Credit Party. The Administrative Agent shall have received a certificate of the secretary, assistant secretary or general counsel of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing, in the case of the Borrower, the borrowings contemplated hereunder and, in the case of each Credit Party, the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

    (iii) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of Ira M. Dansky, General Counsel to the Borrower, Cravath, Swaine & Moore LLP, special counsel to the Borrower, Schnader Harrison Segal & Lewis LLP, Pennsylvania counsel to the Borrower, and Drinker Biddle & Reath LLP, New Jersey counsel to the Borrower, each addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall reasonably request.

    (c) Consents; Defaults.

    (i) Governmental and Third Party Approvals. The Borrower shall have obtained all material approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

    (ii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

    (d) Financial Matters.

    (i) Financial Statements. The Administrative Agent shall have received the audited Consolidated financial statements of Jones Apparel Group and its Subsidiaries for the Fiscal Year ended on December 31, 2004 and the unaudited financial statements of Jones Apparel Group and its Subsidiaries for the fiscal quarter ended on April 2, 2005.

    (ii) Financial Condition Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified by a Responsible Officer, that the financial projections previously delivered to the Administrative Agent were prepared in good faith based upon assumptions believed to be reasonable at the time.

    (iii) Payment at Closing; Fee Letters. The Borrower shall have paid the fees set forth or referenced in Section 5.3(c) and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable legal fees and expenses) to the Administrative Agent and Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents. The Administrative Agent shall have received duly authorized and executed copies of the fee letter agreement referred to in Section 5.3(c).

    (e) Miscellaneous.

    (i) Notice of Revolving Credit Borrowing. The Administrative Agent shall have received a Notice of Revolving Credit Borrowing from the Borrower in accordance with Section 2.2(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Revolving Credit Loans made after the Closing Date are to be disbursed.

    (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders.

    (iii) Investment Policy. The Borrower shall have delivered to the Administrative Agent a true and complete copy of the investment policy referenced in Section 11.4(b) in form and content reasonably acceptable to the Administrative Agent.

    (f) Refinancing. On the Closing Date hereunder, (i) all outstanding loans under the Prior Credit Agreement ("Existing Loans") shall be replaced by Revolving Credit Loans hereunder and the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Revolving Credit Loans, together with any Revolving Credit Loans funded on the Closing Date, reflect the Revolving Credit Commitment of the Lenders hereunder, (ii) all outstanding letters of credit issued pursuant to the Prior Credit Agreement shall be deemed Letters of Credit hereunder and each Lender shall purchase a participation therein pursuant to Section 3.4 in accordance with its Revolving Credit Commitment Percentage, (iii) there shall have been paid in cash in full all accrued but unpaid interest due on the Existing Loans up to but excluding the Closing Date, (iv) there shall have been paid in cash in full all accrued but unpaid fees due under the Prior Credit Agreement up to but excluding the Closing Date and all other amounts, costs and expenses then owing to any of the Prior Lenders and/or any Agent, as agent under the Prior Credit Agreement, in each case to the satisfaction of such Agent or Prior Lender, as the case may be, regardless of whether or not such amounts would otherwise be due and payable at such time pursuant to the terms of the Prior Credit Agreement, (v) all outstanding promissory notes issued by the Borrower to the Prior Lenders under the Prior Credit Agreement shall be deemed canceled and the originally executed copies thereof shall be canceled and promptly returned to the Administrative Agent who shall promptly forward such notes to the Borrower and (vi) the commitments and, except as expressly set forth in the Prior Credit Agreement, other obligations and rights of the Borrower and the Prior Lenders shall be terminated without any further action hereunder or thereunder.

SECTION 6.3. Conditions to Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (other than Competitive Bid Loans) are subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

    (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

    (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Revolving Credit Loan or after giving effect to the Revolving Credit Loans to be made on such date or (ii) on the issue, extension or renewal date with respect to such Letter of Credit or after giving effect to such Letter of Credit on such date.

SECTION 6.4. Conditions Precedent to Each Competitive Bid Borrowing.  The obligation of each Lender that is to make a Competitive Bid Loan on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Loan as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Loans to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Loan to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Loan in accordance with Section 4.1, and (iii) on the date of such Competitive Bid Borrowing:

    (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VII shall be true and correct on and as of such borrowing with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

    (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Competitive Bid Loan or after giving effect to the Competitive Bid Loans to be made on such date.

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

SECTION 7.1. Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and Lenders that:

    (a) Organization; Power; Qualification. Each of the Credit Parties and their Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

    (b) Ownership. Each Subsidiary of each of the Credit Parties as of the Closing Date is listed on Schedule 7.1(b). As of the Closing Date, the capitalization of the Credit Parties and their Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.1(b). As of the Closing Date, all outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Subsidiaries of the Credit Parties and the number of shares owned by each as of the Closing Date are described on Schedule 7.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Credit Parties or their Subsidiaries, except as described on Schedule 7.1(b).

    (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Credit Parties and, if applicable, their Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party in accordance with their respective terms. Each of the Loan Documents have been duly executed and delivered by the duly authorized officers of the Credit Parties and each of their Subsidiaries party thereto, as applicable, and each such document constitutes the legal, valid and binding obligation of the Credit Parties and, if applicable, each of their Subsidiaries party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

    (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Credit Parties and their Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any of the Credit Parties or any of their Subsidiaries to obtain any Governmental Approval not otherwise already obtained or violate any Applicable Law relating to the Credit Parties or any of their Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Credit Parties or any of their Subsidiaries or any indenture or other material agreement or instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person except as could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any material Lien upon or with respect to any property now owned or hereafter acquired by such Person.

    (e) Compliance with Law; Governmental Approvals. Other than with respect to environmental matters, which are treated exclusively in Section 7.1(h) hereof, each of the Credit Parties and their Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties; in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

    (f) Tax Returns and Payments. Each of the Credit Parties and their Subsidiaries has timely filed or caused to be timely filed all federal and state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal and state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Governmental Authority has asserted any material Lien or other claim against the Credit Parties or any Subsidiary thereof with respect to unpaid taxes (except for taxes not yet due) which has not been discharged or resolved.

    (g) Intellectual Property Matters. Each of the Credit Parties and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No event has occurred which, to the knowledge of the Credit Parties, permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and, to the knowledge of the Credit Parties, neither the Credit Parties nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as could not reasonably be expected to have a Material Adverse Effect.

    (h) Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect:

    (i) The properties of the Credit Parties and their Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

    (ii) The properties of the Credit Parties and their Subsidiaries and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there are no Hazardous Materials at, under or about such properties or such operations in amounts or concentrations which could reasonably be expected to interfere with the continued operation of such properties;

    (iii) Neither any of the Credit Parties nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws, nor does any of the Credit Parties or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

    (iv) To the knowledge of the Credit Parties, Hazardous Materials have not been transported or disposed of from the properties of the Credit Parties or any of their Subsidiaries in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, Environmental Laws, nor, to the knowledge of the Credit Parties, have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner which could reasonably be expected to give rise to liability under, any Environmental Laws;

    (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Credit Parties, threatened, under any Environmental Law to which any of the Credit Parties or any Subsidiary thereof will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the properties or operations of the Credit Parties and their Subsidiaries; and

    (vi) To the knowledge of the Credit Parties, there has been no release, or to the best of the Credit Parties' knowledge, the threat of release, of Hazardous Materials at or from the properties of the Credit Parties or any of their Subsidiaries, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

    (i) ERISA.

    (i) Each of the Credit Parties and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except where any such non-compliance could not reasonably be expected to have a Material Adverse Effect. Except for any failure that would not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability that could reasonably be expected to result in a Material Adverse Effect has been incurred by the Credit Parties or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

    (ii) No accumulated funding deficiency (as defined in Section 412 of the Code) has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan;

    (iii) Neither the Credit Parties nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code except where any of the foregoing individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect;

    (iv) No Termination Event that could reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur; and

    (v) No proceeding, claim, lawsuit and/or investigation is existing or, to the knowledge of the Credit Parties, threatened concerning or involving any Employee Benefit Plan that could reasonably be expected to result in a Material Adverse Effect.

    (j) Margin Stock. Neither the Credit Parties nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock, unless the Credit Parties shall have given the Administrative Agent and Lenders prior notice of such event and such other information as is reasonably necessary to permit the Administrative Agent and Lenders to comply, in a timely fashion, with all reporting obligations required by Applicable Law, or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

    (k) Government Regulation. Neither the Credit Parties nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Credit Parties nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended.

    (l) Burdensome Provisions. Neither the Credit Parties nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Credit Parties and their Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

    (m) Financial Statements. The (i) Consolidated balance sheet of Jones Apparel Group and its Subsidiaries as of December 31, 2004, and the related statements of income, stockholders' equity and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of Jones Apparel Group and its Subsidiaries as of April 2, 2005, and related unaudited interim statements of income, stockholders' equity and cash flows, copies of which have been furnished to the Administrative Agent and each Lender, are complete in all material respects and fairly present in all material respects the assets, liabilities and financial position of Jones Apparel Group and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended, subject to normal year end adjustments. All such financial statements, including the related notes thereto, have been prepared in accordance with GAAP.

    (n) No Material Adverse Change. Since the later to occur of (i) December 31, 2004 or (ii) the date of the most recently delivered audited financial statements of Jones Apparel Group and its Subsidiaries, there has been no Material Adverse Effect.

    (o) Liens. None of the properties and assets of the Credit Parties or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 11.3.

    (p) Debt and Guaranty Obligations. Schedule 7.1(p) is a complete and correct listing of all Debt and Guaranty Obligations of the Credit Parties and their Subsidiaries as of the Closing Date in excess of $5,000,000.

    (q) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.1(q), there are no actions, suits or proceedings pending nor, to the knowledge of the Credit Parties, threatened against or affecting the Credit Parties or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect or which relate to the enforceability of any Loan Documents.

    (r) Absence of Defaults. To the knowledge of the Credit Parties, no event has occurred and is continuing which constitutes a Default or an Event of Default.

    (s) Accuracy and Completeness of Information. The Credit Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their Subsidiaries are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The written information, taken as a whole, furnished by or on behalf of the Credit Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 7.2. Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VII and all representations and warranties contained in any certificate delivered in connection with this Agreement, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VIII FINANCIAL INFORMATION AND NOTICES

        Until all the Obligations (other than Obligations under Hedging Agreements) have been paid and satisfied in full and the Revolving Credit Commitment and L/C Commitment have terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Credit Parties will furnish or cause to be furnished to the Administrative Agent (which the Administrative Agent will promptly furnish to the Lenders at their respective addresses as set forth on Schedule 1.1(a), or such other office as may be designated to the Administrative Agent from time to time):

SECTION 8.1. Financial Statements and Projections.  (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of Jones Apparel Group and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the preceding Fiscal Year and prepared by Jones Apparel Group in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer to present fairly in all material respects the financial condition of Jones Apparel Group and its Subsidiaries as of their respective dates and the results of operations of Jones Apparel Group and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

        (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of Jones Apparel Group and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by a nationally recognized independent certified public accounting firm in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by Jones Apparel Group or any of its Subsidiaries or with respect to accounting principles followed by Jones Apparel Group or any of its Subsidiaries not in accordance with GAAP.

SECTION 8.2. Officer's Compliance Certificate.  At each time financial statements are delivered pursuant to Section 8.1(a) or (b) a certificate of a Responsible Officer in the form of Exhibit F attached hereto (an "Officer's Compliance Certificate").

SECTION 8.3. Accountants' Certificate.  At each time financial statements are delivered pursuant to Section 8.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of the Lenders:

    (a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

    (b) including the calculations prepared by such accountants required to establish whether or not the Credit Parties and their Subsidiaries are in compliance with the financial covenants set forth in Article X hereof as at the end of each respective period.

SECTION 8.4. Other Reports.  (a) Promptly but in any event within ten (10) Business Days after the filing thereof, a copy of (i) each report or other filing made by the Credit Parties or any or their Subsidiaries with the Securities and Exchange Commission and required by the Securities and Exchange Commission to be delivered to the shareholders of the Credit Parties or any or their

Subsidiaries, (ii) each report made by the Credit Parties or any of their Subsidiaries to the Securities and Exchange Commission on Form 8-K and (iii) each final registration statement of the Credit Parties or any of their Subsidiaries filed with the Securities and Exchange Commission, except in connection with pension plans and other employee benefit plans; and

        (b) Such other information regarding the operations, business affairs and financial condition of the Credit Parties or any of their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 8.5. Notice of Litigation and Other Matters.  Prompt (but in no event later than ten (10) Business Days after a principal officer of the Credit Parties obtains knowledge thereof) telephonic (confirmed in writing) or written notice of:

    (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Credit Parties or any Subsidiary thereof or any of their respective properties, assets or businesses which in the reasonable judgment of the Credit Parties could reasonably be expected to have a Material Adverse Effect;

    (b) any notice of any violation received by the Credit Parties or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in the reasonable judgment of the Credit Parties in any such case could reasonably be expected to have a Material Adverse Effect;

    (c) any Default or Event of Default; and

    (d) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof) which could reasonably be expected to have a Material Adverse Effect, (ii) all notices received by the Credit Parties or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Credit Parties or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA which could reasonably have a Material Adverse Effect and (iv) the Credit Parties obtaining knowledge or reason to know that the Credit Parties or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

SECTION 8.6. Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Credit Parties to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article VIII or any other provision of this Agreement, shall be, at the time the same is so furnished, true and complete in all material respects.

ARTICLE IX AFFIRMATIVE COVENANTS

        Until all of the Obligations (other than any Obligations under any Hedging Agreement) have been paid and satisfied in full and the Revolving Credit Commitment and L/C Commitment have terminated, unless consent has been obtained in the manner provided for in Section 14.11, the Credit Parties will, and will cause each of their Subsidiaries to:

SECTION 9.1. Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 11.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law in which the failure to so qualify would have a Material Adverse Effect.

SECTION 9.2. Maintenance of Property.  Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property material to the conduct of its business, ordinary wear and tear excepted; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

SECTION 9.3. Insurance.  Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law including, without limitation, hazard and business interruption coverage.

SECTION 9.4. Accounting Methods and Financial Records.  Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 9.5. Payment and Performance of Obligations.  Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay (a) all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) subject to the thresholds and other limitations set forth in Section 12.1(f) or Section 12.1(g), all other material indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Credit Parties or such Subsidiary may contest any item described in clause (a) or (b) of this Section 9.5 in good faith so long as adequate reserves are maintained with respect thereto to the extent required by GAAP. It is expected that all payments in respect of the Obligations, the Existing Debt Securities and the Additional Debt Securities will be made by the Borrower.

SECTION 9.6. Compliance With Laws and Approvals.  Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to observe or comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 9.7. Environmental Laws.  In addition to and without limiting the generality of Section 9.6, (a) comply with, and use best efforts to ensure such compliance by all tenants and subtenants, with all applicable Environmental Laws and obtain and comply with and maintain, and use its best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to comply could not reasonably have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding

Environmental Laws except (i) where the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) to the extent the Credit Parties or any of their Subsidiaries are contesting, in good faith, any such requirement, order or directive before the appropriate Governmental Authority so long as adequate reserves are maintained with respect thereto to the extent required by GAAP, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Credit Parties or such Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 9.8. Compliance with ERISA.  In addition to and without limiting the generality of Section 9.6, (a) comply with all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, (b) not take any action or fail to take action the result of which would result in a liability to the PBGC or to a Multiemployer Plan in an amount that could reasonably be expected to have a Material Adverse Effect, and (c) furnish to the Administrative Agent upon the Administrative Agent's request such additional information about any Employee Benefit Plan concerning compliance with this covenant as may be reasonably requested by the Administrative Agent.

SECTION 9.9. Conduct of Business.  Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date (including, without limitation, the apparel, footwear, handbags, accessories, jewelry, denim and cosmetics or other women's accoutrements industries generally) and in lines of business reasonably related thereto (collectively, "Permitted Lines of Business"), or as otherwise permitted pursuant to the terms of this Agreement.

SECTION 9.10. Visits and Inspections.  Permit representatives of the Administrative Agent or any Lender, from time to time upon reasonable prior notice to visit and inspect its properties; inspect and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

SECTION 9.11. Use of Proceeds.  The Credit Parties shall use the proceeds of the Loans and the Letters of Credit to (a) refinance certain existing Debt, (b) for working capital and general corporate purposes of the Credit Parties and their Subsidiaries, including acquisitions and stock repurchases, and (c) the payment of certain fees and expenses incurred in connection with the transactions contemplated hereby or thereby.

ARTICLE X FINANCIAL COVENANTS

        Until all of the Obligations (other than any Obligations under any Hedging Agreement) have been paid and satisfied in full and the Revolving Credit Commitment and L/C Commitment have terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Credit Parties and their Subsidiaries on a Consolidated basis will not:

SECTION 10.1. Interest Coverage Ratio.  As of the end of any fiscal quarter, permit the ratio (the "Interest Coverage Ratio") of (a) EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) the sum of (i) Interest Expense paid or payable in cash and (ii) Rental Expense, both for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to be less than 2.75 to 1.0.

SECTION 10.2. Minimum Net Worth.  As of the end of any fiscal quarter, permit Consolidated Net Worth to be less than $1,750,000,000.

ARTICLE XI NEGATIVE COVENANTS

        Until all of the Obligations (other than any Obligations under any Hedging Agreement) have been paid and satisfied in full and the Revolving Credit Commitment has expired or been terminated, unless consent has been obtained in the manner set forth in Section 14.11 hereof, the Credit Parties will not and will not permit any of their Subsidiaries to:

SECTION 11.1. Limitations on Debt and Guaranty Obligations.  Create, incur, assume or suffer to exist any Debt, including Guaranty Obligations, except:

    (a) the Obligations of the Credit Parties;

    (b) the Five-Year Credit Agreement Obligations;

    (c) Debt existing on the Closing Date (other than the Five-Year Credit Agreement Obligations), including the Debt as set forth on Schedule 7.1(p);

    (d) Debt in the form of additional credit facilities of the Credit Parties or their Subsidiaries for borrowings denominated in currencies other than Dollars; provided that the equivalent Dollar Amount of the aggregate commitment thereunder does not exceed $50,000,000 on any date of determination;

    (e) Debt of the Credit Parties and their Subsidiaries, not otherwise permitted under this Section 11.1, incurred in connection with (i) Capitalized Leases, (ii) purchase money Debt, (iii) Debt of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by any Credit Party or otherwise became a Subsidiary of such Credit Party, or Debt assumed by a Credit Party or a Subsidiary thereof in connection with an asset acquisition which Debt was outstanding prior to the date of such asset acquisition (in each case, other than Debt incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of such Credit Party or was otherwise acquired by such Credit Party or pursuant to which such assets were acquired) and (iv) any other unsecured Debt of the Subsidiaries of the Credit Parties in an aggregate outstanding amount (excluding any attributable Debt from the sale leaseback transaction involving the Credit Parties' distribution warehouse at South Hill, Virginia) not to exceed fifteen percent (15%) of Consolidated Net Worth of the Credit Parties and their Subsidiaries on any date of determination;

    (f) additional Debt of the Credit Parties, not otherwise permitted under this Section 11.1, arising under or in connection with public or privately placed notes, debentures, bonds, or debt securities or related indentures or other agreements (the

"Additional Debt Securities") (including in connection with the issuance of exchange securities in connection with any exchange offer registered under the Securities Act of 1933, as amended, following a private placement of Additional Debt Securities) so long as no Default or Event of Default exists on the date any such Additional Debt Security is created or arises as a result of any borrowing thereunder;

    (g) other Debt of the Credit Parties, not otherwise permitted under this Section 11.1, in an aggregate outstanding amount not to exceed $300,000,000 on any date of determination;

    (h) Debt of the Credit Parties to any Subsidiary or any other Credit Party and of any Subsidiary to the Credit Parties or any other Subsidiary;

    (i) Debt incurred in respect of the extension, renewal, refinancing, replacement or refunding (collectively, the "refinancing") of Debt incurred pursuant to clause (a), (b), (c) or (e); provided, that (i) such Debt is an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) not in excess of the sum of (x) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and (y) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing, (ii) the average life of such Debt is equal to or greater than the average life of the Debt being refinanced, (iii) the stated maturity of such Debt is no earlier than the stated maturity of the Debt being refinanced; and (iv) the new Debt shall not be senior in right of payment to the Debt that is being refinanced; provided, that none of the Debt permitted to be incurred by this Section shall expressly restrict, limit or otherwise encumber (unless such restriction, limitation or other encumbrance is a Permitted Encumbrance (as defined below)), the ability of any Subsidiary of the Credit Parties to make any payment to the Credit Parties or any of their Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Credit Parties to pay the Obligations. For purposes of this Section 11.1, with regard to any Debt, a "Permitted Encumbrance" shall mean any restriction, limitation or other encumbrance that applies solely if a default or event of default (other than a default resulting solely from the breach of a representation or warranty) occurs and is continuing under such Debt; provided further that, with respect to any default or event of default (other than a payment default, including as a result of acceleration, or a bankruptcy event with respect to the obligor of such Debt), such encumbrance or restriction may not prohibit dividends to the Credit Parties or any Subsidiary thereof to pay the Obligations for more than one hundred eighty (180) days in any consecutive three hundred sixty (360) day period; and

    (j) Debt incurred in connection with the Permitted Investment Policy as in effect on the date hereof.

SECTION 11.2. [Reserved].

SECTION 11.3. Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

    (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

    (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

    (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations under customer service contracts;

    (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

    (e) Liens of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

    (f) Liens incurred in the ordinary course of business securing Debt of the Credit Parties permitted under Section 11.1 not to exceed $75,000,000 in the aggregate outstanding in addition to Liens existing on the Closing Date;

    (g) Liens existing on any property or asset prior to the acquisition thereof by the Credit Parties or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged with or into the Credit Parties or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary or is so merged;

    (h) Liens in existence on the Closing Date and described on Schedule 11.3;

    (i) Liens securing Debt incurred in connection with Capitalized Leases and purchase money Debt permitted under Section 11.1(e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;

    (j) Liens incurred to secure appeal bonds and judgment and attachment Liens in respect of judgments or orders that do not constitute an Event of Default under Section 12.1(m);

    (k) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies, in each case as to deposit accounts or other funds maintained with a creditor depository institution;

    (l) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

    (m) Liens arising in the ordinary course of business that do not secure monetary obligations;

    (n) Liens arising by the terms of letters of credit entered into in the ordinary course of business to secure reimbursement obligations thereunder;

    (o) Liens securing Debt or other obligations between the Credit Parties and a Subsidiary or between Subsidiaries or Credit Parties;

    (p) Liens granted to any bank or other institution securing the payments to be made to such bank or other institution by the Credit Parties or a Subsidiary of the Credit Parties pursuant to any Hedging Agreement; provided that, such agreements are entered into in, or are incidental to, the ordinary course of business;

    (q) The refinancing of any Lien referred to in clause (g), (h), (i) or (p) provided, that the principal amount of Debt (or, if incurred with original issue discount, an aggregate issue price) secured thereby and not otherwise authorized by clause (g), (h), (i) or (p) shall not exceed the principal amount of Debt (or if incurred without original issue discount, the aggregate accreted value) plus any fees and expenses, including premiums and defeasance costs, payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; and

    (r) Liens incurred in connection with the Permitted Investment Policy as in effect on the date hereof.

SECTION 11.4. Limitations on Loans, Advances, Investments and Acquisitions.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock (other than capital stock of the Credit Parties), interests in any partnership, limited liability company or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or enter into, directly or indirectly, any commitment or option in respect of the foregoing (collectively, "Investments") except:

    (a) Investments in Subsidiaries existing on the Closing Date and the other existing loans, advances and Investments described on Schedule 11.4;

    (b) Investments made in accordance with the Permitted Investment Policy;

    (c) Investments by the Credit Parties or any Subsidiary in the form of acquisitions, including acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person, so long as (i) a Responsible Officer certifies to the Administrative Agent and the Required Lenders that no Default or Event of Default has occurred and is continuing or would result from the closing of such acquisition, such certification to include, for any acquisition involving a purchase price in excess of $50,000,000, either individually or in a series of related transactions, a financial condition certificate to which is attached a pro forma balance sheet of Jones Apparel Group and its Subsidiaries setting forth on a pro forma basis the financial condition of Jones Apparel Group and its Subsidiaries on a Consolidated basis as of the most recently ended Fiscal Year, reflecting on a pro forma basis the effect of the transactions contemplated by such acquisition, including all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Article X hereof, and (ii) such acquisition meets either of the following requirements: (A) such acquisition is within a Permitted Line of Business, or (B) such acquisition is outside a Permitted Line of Business but the price for such acquisition, together with all other acquisitions outside the Permitted Lines of Business, does not exceed $50,000,000 in the aggregate;

    (d) Investments (other than acquisitions) in the Permitted Lines of Business;

    (e) Investments (other than acquisitions) outside Permitted Lines of Business not in excess of $50,000,000 in the aggregate;

    (f) loans and advances to third party contractors in the ordinary course of business and consistent with past practice not to exceed in an aggregate outstanding amount $6,000,000 (excluding such loans and advances consisting of prepayments or advances for inventory or services); and loans and advances to employees of the Credit Parties and their Subsidiaries in an aggregate outstanding amount not to exceed $4,000,000; and

    (g) intercompany loans and advances among the Credit Parties and their Subsidiaries so long as permitted under the terms of Sections 11.1 and 11.3.

SECTION 11.5. Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except so long as no Default or Event of Default has occurred and is continuing, or would result therefrom:

    (a) any Credit Party may merge or consolidate with or into any Person; provided that (i) such Credit Party shall be the survivor of such merger or consolidation or (ii) the survivor assumes and succeeds to the Obligations of such Credit Party pursuant to an assumption agreement in form reasonably satisfactory to the Administrative Agent and the Required Lenders;

    (b) any Wholly-Owned Subsidiary of the Credit Parties may merge or consolidate with or into any other Wholly-Owned Subsidiary of the Credit Parties;

    (c) any Wholly-Owned Subsidiary may merge or consolidate with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 11.4(b), (c) or (d);

    (d) any Wholly-Owned Subsidiary of the Credit Parties may merge or consolidate with or into any Credit Party; provided that, such Credit Party is the survivor of such merger or consolidation; and

    (e) any Credit Party may merge or consolidate with or into any other Credit Party.

SECTION 11.6. Limitations on Sale or Transfer of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, whether now owned or hereafter acquired (collectively, "sale"), except for the following:

    (a) the sale of inventory or the factoring of accounts receivable in the ordinary course of business;

    (b) the sale of obsolete assets no longer used or usable in the business of the Credit Parties or any of their Subsidiaries;

    (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

    (d) the sale of assets between the Credit Parties and any Subsidiary or between Subsidiaries or Credit Parties;

    (e) the sale of any other assets of the Credit Parties and their Subsidiaries outside the ordinary course of business so long as the total fair market value for all such sales on and after the Closing Date on an aggregate basis does not at any time exceed thirty-three percent (33%) of Consolidated Net Worth; and

    (f) the sale of assets purchased in accordance with the Permitted Investment Policy as in effect on the date hereof.

SECTION 11.7. Limitations on Dividends and Distributions.  Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure that could reasonably be expected to have a Material Adverse Effect; provided that: (a) the Credit Parties may pay dividends solely in shares of their own capital stock or other ownership interest (including dividends consisting of rights to purchase such capital stock or other ownership interest), (b) any Subsidiary may pay dividends or make distributions to the Credit Parties or any Wholly-Owned Subsidiary of the Credit Parties, (c) any Credit Party may pay dividends or make distributions to any other Credit Party and (d) as long as no Default or Event of Default has occurred and is continuing or would be created thereby (i) the Credit Parties may declare and pay dividends on shares of their capital stock or other ownership interests, (ii) the Credit Parties or any Subsidiary may redeem shares of their capital stock or other ownership interest pursuant to a plan approved by the Board of Directors of the Credit Parties or such Subsidiary, as applicable and (iii) the Credit Parties or any Subsidiary may take any action otherwise prohibited by this Section 11.7.

SECTION 11.8. Transactions with Affiliates.  Directly or indirectly enter into, or be a party to, any transaction with any of its Affiliates, except (i) on terms that are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate, (ii) without limiting any other provision of this Agreement, in connection with any acquisition otherwise permitted pursuant to the terms of this Agreement or (iii) for transactions between Credit Parties or between Credit Parties and Subsidiaries of Credit Parties.

SECTION 11.9. Changes in Fiscal Year End.  Change its Fiscal Year.

SECTION 11.10. Amendments; Payments and Prepayments of Material Debt and Subordinated Debt.  Upon the occurrence and continuation of a Default or an Event of Default, amend or modify (or permit the modification or amendment of) in any manner materially adverse to the Lenders any of the terms or provisions of any Debt in excess of $25,000,000, including without limitation the Additional Debt Securities, if any, or any Subordinated Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

ARTICLE XII DEFAULT AND REMEDIES

SECTION 12.1. Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

    (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

    (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation (other than any Obligation under any Hedging Agreement), and such default shall continue unremedied for three (3) Business Days.

    (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Credit Parties or any of their Subsidiaries, if applicable, under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

    (d) Default in Performance of Certain Covenants. Any of the Credit Parties shall default in the performance or observance of any covenant or agreement contained in Article X or XI of this Agreement.

    (e) Default in Performance of Other Covenants and Conditions. Any of the Credit Parties or any Subsidiary thereof, if applicable, shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 12.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Administrative Agent.

    (f) Hedging Agreement. Any termination payments in an amount greater than $35,000,000 shall be due by any Credit Party under any Hedging Agreement and such amount is not paid within thirty (30) Business Days of the due date thereof.

    (g) Debt Cross-Default. Any of the Credit Parties or any of their Subsidiaries shall (i) default in the payment of principal or interest on any Debt (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $35,000,000, including, without limitation, the obligations under the Five-Year Credit Agreement, beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Loans or any Reimbursement Obligation), including, without limitation, the obligations under the Five-Year Credit Agreement and any other documents executed in connection therewith, the aggregate outstanding amount of which Debt is in excess of $35,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

    (h) Change in Control. Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than a Credit Party or any Subsidiary thereof, shall obtain ownership or control in one or more series of transactions of more than thirty-three and one-third percent (33.33%) of the common stock or thirty-three and one-third percent (33.33%) of the voting power of any Credit Party entitled to vote in the election of members of the Board of Directors of such Credit Party or there shall have occurred under any indenture or other instrument evidencing any debt in excess of $35,000,000 any "change in control" (as defined in such indenture or other evidence of debt) obligating the Borrower to repurchase, redeem or repay all or any part of the debt or capital stock provided for therein (any such event, a "Change in Control"). Further, except as set forth in Section 11.5, Jones Apparel Group shall at all times own 100% of the capital stock of Jones Apparel Group Holdings and Jones Apparel Group Holdings shall at all times own 100% of the capital stock of the Borrower.

    (i) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

    (j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

    (k) [Reserved]

    (l) Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment to an Employee Benefit Plan when due (after giving effect to any applicable grace period) of contributions in excess of $2,000,000, (ii) an accumulated funding deficiency in excess of $2,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan or (iii) a Termination Event that could reasonably be expected to result in liability in excess of $5,000,000 to the Borrower or any ERISA Affiliate.

    (m) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $35,000,000 in any Fiscal Year shall be entered against any Credit Party or any Subsidiary thereof by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

SECTION 12.2. Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Credit Parties:

    (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (other than any Hedging Agreement) (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations (other than Obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(i) or (j) with respect to the Credit Parties, the Credit Facility shall be automatically terminated and all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable.

    (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit or cause to be deposited in a cash collateral account opened by the Administrative Agent an amount equal to the Dollar Amount of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be promptly returned to the Borrower.

    (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 12.3. Rights and Remedies Cumulative; Non-Waiver; Etc.  The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Credit Parties, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE XIII THE ADMINISTRATIVE AGENT

SECTION 13.1. Appointment.  Each of the Lenders hereby irrevocably designates and appoints Wachovia as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wachovia as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XIII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

SECTION 13.2. Delegation of Duties.  The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

SECTION 13.3. Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

SECTION 13.4. Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the holder of any Revolving Credit Loan as the owner thereof for all purposes unless such Revolving Credit Loan shall have been transferred in accordance with Section 14.10 hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, the Required Agreement Lenders or all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, when expressly required hereby, the Required Agreement Lenders or all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 13.5. Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders, the Required Agreement Lenders or Required Lenders, as applicable.

SECTION 13.6. Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

SECTION 13.7. Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Revolving Credit Commitment Percentage from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Administrative Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 13.7 shall survive the payment of the Loans, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

SECTION 13.8. The Administrative Agent in Its Individual Capacity.  The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not an Administrative Agent hereunder. With respect to any Loans made or renewed by it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

SECTION 13.9. Resignation of the Administrative Agent; Successor Administrative Agent.  Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Credit Parties. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Credit Parties (so long as no Default or Event of Default has occurred and is continuing), to appoint a successor Administrative Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Default or Event of Default has occurred and is continuing) by the Credit Parties or have accepted such appointment within thirty (30) days after the Administrative Agent's giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Credit Parties (so long as no Default or Event of Default has occurred and is continuing), which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 13.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 13.10. Syndication and Documentation Agents.  Each Syndication Agent in its capacity as Syndication Agent and each documentation agent in its capacity as documentation agent shall have no duties or responsibilities and no liabilities under this Agreement or any other Loan Document but shall be entitled, in such capacity, to the same protections afforded to the Administrative Agent under this Article XIII.

ARTICLE XIV MISCELLANEOUS

SECTION 14.1. Notices.  (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third (3rd) Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

        (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

        If to the Credit Parties:

Jones Apparel Group, Inc.
250 Rittenhouse Circle
Bristol, Pennsylvania 19007
Attention: Chief Financial Officer
Telephone No.: (215) 785-4000
Telecopy No.: (215) 785-1228

        If to Wachovia:

Wachovia Bank, National Association
Administrative Agent:
201 South College Street, CP-8
Charlotte, NC 28288-0680
Attention: Syndication Agency Services
Telephone No: 704-715-1353
Telecopy No: 704-383-0288

    With copies to:

Wachovia Bank, National Association
Administrative Agent:
1339 Chestnut Street, PA4830
Philadelphia, PA 19107
Attention: Susan T. Gallagher
Telephone No: 267-321-6712
Telecopy No: 267-321-6700

    If to any Lender:

To the Address set forth on Schedule 1.1(a) hereto

        (c) Administrative Agent's Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and the Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

SECTION 14.2. Expenses; Indemnity.  The Borrower will (a) pay all reasonable out-of-pocket expenses of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation the reasonable out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable out-of-pocket expenses of the Administrative Agent actually incurred in connection with the administration of the Credit Facility, (c) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the enforcement of any rights and remedies of the Administrative Agent and the Lenders under the Credit Facility, including to the extent reasonable under the circumstances consulting with accountants, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (d) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, Administrative Agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding

(whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with this Agreement, any other Loan Document or the Loans, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing result from the gross negligence or willful misconduct of any indemnified party.

SECTION 14.3. Set-off.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 14.10 are hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Administrative Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 12.2 and although such Obligations shall be contingent or unmatured.

SECTION 14.4. Governing Law.  This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of New York.

SECTION 14.5. Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. Each of the parties hereto hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by any other party hereto in connection with this Agreement or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 14.1. Nothing in this Section 14.5 shall affect the right of any of the parties hereto to serve legal process in any other manner permitted by Applicable Law or affect the right of any of the parties hereto to bring any action or proceeding against any other party hereto or its properties in the courts of any other jurisdictions.

SECTION 14.6. Waiver of Jury Trial.  THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH CREDIT PARTY HEREBY ACKNOWLEDGE THEY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY JUDICIAL PROCEEDING, ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF, CONNECTED WITH OR RELATING TO THE LOAN DOCUMENTS ("Dispute") IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

SECTION 14.7. Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative

Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 14.8. Injunctive Relief; Punitive Damages.  (a) Each of the parties to this Agreement recognizes that, in the event such party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the other parties hereto. Therefore, each of the parties hereto agrees that the other parties hereto, at such other party's option, shall be entitled to pursue temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

        (b) The Administrative Agent, the Lenders and the Credit Parties (on behalf of themselves and their Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 14.9. Accounting Matters.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance therewith.

SECTION 14.10. Successors and Assigns; Participations.  (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent and the Lenders, all future holders of the Notes, and their respective successors and permitted assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender other than pursuant to Section 11.5.

        (b) Assignment by Lenders. Each Lender may, with the consent of the Borrower (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Administrative Agent, which consents shall not be unreasonably withheld or delayed, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit (other than Competitive Bid Loans) at the time owing to it and the Revolving Credit Notes held by it); provided that:

    (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's Revolving Credit Commitment and all other rights and obligations under this Agreement (other than any right to make Competitive Bid Loans, Competitive Bid Loans owing to it and Competitive Bid Notes);

    (ii) if less than all of the assigning Lender's Revolving Credit Commitment or Revolving Credit Loans is to be assigned, the Revolving Credit Commitment or Revolving Credit Loans so assigned shall not be less than $5,000,000;

    (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit G attached hereto (an "Assignment and Acceptance"), together with any Revolving Credit Note or Revolving Credit Notes subject to such assignment;

    (iv) such assignment shall not, without the consent of the Borrower, on behalf of itself and the other Credit Parties, require the Borrower, or any other Credit Party, to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Revolving Credit Loans or the Revolving Credit Notes under the blue sky laws of any state;

    (v) the assigning Lender shall pay to the Administrative Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof; and

    (vi) no consents will be required for assignments where the Eligible Assignee is an Affiliate of the assigning Lender.

        Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least ten (10) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent of the interest assigned in such assignment, be released from its obligations under this Agreement.

        (c) Rights and Duties upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

        (d) Register. The Administrative Agent shall maintain a copy of each Assumption Agreement and each Assignment and Acceptance delivered to it and record the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time in the Register.

        No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (e) Issuance of New Revolving Credit Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Revolving Credit Note or Revolving Credit Notes if any have been issued pursuant to this Agreement, subject to such assignment and the written consent to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

    (i) accept such Assignment and Acceptance;

    (ii) record the information contained therein in the Register;

    (iii) give prompt notice thereof to the Lenders and the Borrower, on behalf of itself and the other Credit Parties; and

    (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

        Within ten (10) Business Days after receipt of notice, if requested by the Eligible Assignee the Borrower shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Credit Note or Revolving Credit Notes, a new Revolving Credit Note or Revolving Credit Notes to the order of such Eligible Assignee in amounts equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and a new Revolving Credit Note or Revolving Credit Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Revolving Credit Note or Revolving Credit Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note or Revolving Credit Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Revolving Credit Notes delivered to the assigning Lender. Each surrendered Revolving Credit Note or Revolving Credit Notes shall be canceled and returned to the Borrower.

        (f) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

    (i) each such participation shall be in an amount not less than $5,000,000;

    (ii) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitment) shall remain unchanged;

    (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

    (iv) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

    (v) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Revolving Credit Loan or Reimbursement Obligation, extend the term or increase the amount of the Revolving Credit Commitment, reduce the amount of any fees to which such participant is entitled, or extend any scheduled payment date for principal, interest or fees of any Revolving Credit Loan, except as expressly contemplated hereby or thereby; and

    (vi) any such disposition shall not, without the consent of the Borrower, on behalf of itself and the other Credit Parties, require the Borrower or any other Credit Party, to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Revolving Credit Loans or the Revolving Credit Notes under the blue sky law of any state.

        (g) Disclosure of Information; Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors and representatives (collectively, "Representatives") (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the prior written consent of the Credit Parties, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Lenders or any Lender on a nonconfidential basis from a source other than the Credit Parties or (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information (customarily found in such publications) upon the Credit Parties' prior review and approval, which shall not be unreasonably withheld or delayed. For the purposes of this Section, "Information" means all information received from the Credit Parties or any of their Subsidiaries relating to the Credit Parties or their business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Credit Parties; provided that, in the case of information received from the Credit Parties after the Closing Date (other than certificates or other information specifically required by the terms of this Agreement), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle organized for the specific purpose of making or acquiring participations or investing in loans of the type made pursuant to this Agreement (a "SPC"), correctly identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Extension of Credit that such Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Extension of Credit and

(ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Extension of Credit, the Granting Lender shall be obligated to make such Extension of Credit pursuant to the terms hereof. The making of an Extension of Credit by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Extension of Credit were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interest in any Extension of Credit to the Granting Lender or to any financial institution (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Extensions of Credit and (ii) disclose on a confidential basis any non-public information relating to Extensions of Credit to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This clause may not be amended without the written consent of each SPC.

        (i) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

SECTION 14.11. Amendments, Waivers and Consents.  Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, (a) in the case of an amendment, waiver or consent for which a substantially similar corresponding amendment, waiver or consent with regard to the Five-Year Credit Agreement will be made effective thereunder contemporaneously, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Credit Parties and (b) in the case of any other amendment, waiver or consent specifically impacting only this Agreement and the other Loan Documents, such amendment, waiver or consent is in writing signed by the Required Agreement Lenders (or by the Administrative Agent with the consent of the Required Agreement Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Credit Parties; provided, in each case, that:

    (a) no amendment, waiver or consent shall (i) release any of the Credit Parties, (ii) increase the amount or extend the time of the obligation of the Lenders to make Revolving Credit Loans or issue or participate in Letters of Credit, (iii) extend the originally scheduled time or times of payment of the principal of any Revolving Credit Loan or Reimbursement Obligation or the time or times of payment of interest or fees on any Revolving Credit Loan or Reimbursement Obligation, (iv) reduce the rate of interest or fees payable on any Revolving Credit Loan or Reimbursement Obligation, (v) reduce the principal amount of any Revolving Credit Loan or Reimbursement Obligation, (vi) permit any subordination of the principal or interest on any Revolving Credit Loan or Reimbursement Obligation, (vii) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Credit Parties' rights and obligations hereunder or (viii) amend the provisions of this Section 14.11 or the definition of Required Lenders or Required Agreement Lenders, without the prior written consent of each Lender affected thereby; and

    (b) no amendment, waiver or consent to the provisions of (i) Article XIII shall be made without the written consent of the Administrative Agent and (ii) Article III without the written consent of each Issuing Lender affected thereby.

SECTION 14.12. Performance of Duties.  The Credit Parties' obligations under this Agreement and each of the Loan Documents shall be performed by the Credit Parties at their sole cost and expense.

SECTION 14.13. All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

SECTION 14.14. Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 14.15. Titles and Captions.  Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 14.16. Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 14.17. Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 14.18. Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than obligations owing by any Credit Party to any Lender or Affiliate of a Lender or the Administrative Agent under any Hedging Agreement) shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

SECTION 14.19. Inconsistencies with Other Documents; Independent Effect of Covenants.  (a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

        (b) The Borrower expressly acknowledges and agrees that each covenant contained in Article IX, X, or XI hereof shall be given independent effect.

SECTION 14.20. Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the "Loan Parties"), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 14.21. Ratings of Loans.  Each Lender hereby agrees that nothing in this agreement shall require or imply that the Loans shall be required to be rated by any nationally recognized securities rating organization.

SECTION 14.22. Consent Under Five-Year Credit Agreement.  Each Lender hereunder that is also a lender under the Five-Year Credit Agreement, by execution of this Agreement, hereby (i) agrees that each reference in the Five-Year Credit Agreement to the "Three-Year Credit Agreement" shall mean a reference to this Agreement and (ii) consents to the execution and delivery of this Agreement by the Credit Parties and the performance of their respective obligations hereunder pursuant to Section 14.11 of the Five-Year Credit Agreement.

[Signature pages to follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their authorized officers, all as of the day and year first written above.

JONES APPAREL GROUP USA, INC., as Borrower By: /s/ Wesley R. Card Name: Wesley R. Card Title: Chief Financial Officer
JONES APPAREL GROUP, INC., as Additional Obligor By: /s/ Wesley R. Card Name: Wesley R. Card Title: Chief Operating and Financial Officer
JONES APPAREL GROUP HOLDINGS, INC., as Additional Obligor By: /s/ Ira M. Dansky Name: Ira M. Dansky Title: President
KASPER, LTD., as Additional Obligor By: /s/ Peter Boneparth Name: Peter Boneparth Title: President
JONES RETAIL CORPORATION, as Additional Obligor By: /s/ Wesley R. Card Name: Wesley R. Card Title: Vice President
NINE WEST FOOTWEAR CORPORATION, as Additional Obligor By: /s/ Ira M. Dansky Name: Ira M. Dansky Title: Executive Vice President and Secretary

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and Lender By: /s/ Susan T. Gallagher Name: Susan T. Gallagher Title: Vice President
JPMORGAN CHASE BANK, N.A., as Issuing Lender and Lender By: /s/ James A. Knight Name: James A. Knight Title: Vice President
CITIBANK, N.A., as Issuing Lender and Lender By: /s/ John B. McQuiston Name: John B. McQuiston Title: Vice President
BANK OF AMERICA, N.A., as Issuing Lender and Lender By: /s/ Douglas J. Bolt Name: Douglas J. Bolt Title: Vice President
BARCLAYS BANK PLC, as Lender By: /s/ Nicholas Bell Name: Nicholas Bell Title: Director
SUNTRUST BANK, as Lender By: /s/ Robert W. Maddox Name: Robert W. Maddox Title: Vice President
BANK OF IRELAND, as Lender By: /s/ John Holt Name: John Holt Title: Authorized Signatory By: /s/ Auveen O'Hanlon Name: Auveen O'Hanlon Title: Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC, as Lender By: /s/ Charlotte Sohn Fuiks Name: Charlotte Sohn Fuiks Title: Senior Vice President
STANDARD CHARTERED BANK, as Lender By: /s/ David B. Edwards Name: David B. Edwards Title: Senior Vice President By: /s/ Robert K. Reddington Name: Robert K. Reddington Title:AVP/Credit Documentation
BANK OF TAIWAN, NEW YORK AGENCY, as Lender By: /s/ Eunice S. J. Yeh Name: /s/ Eunice S. J. Yeh Title: SVP & GM
UFJ BANK LIMITED, NEW YORK BRANCH, as Lender By: /s/ John T. Feeney Name: John T. Feeney Title: Vice President
BANK OF CHINA, as Lender By: /s/ William W. Smith Name: William W. Smith Title: Chief Lending Officer
FIFTH THIRD BANK, as Lender By: /s/ Christine L. Wagner Name: Christine L. Wagner Title: Vice President
MIZUHO CORPORATE BANK, LTD., as Lender By: /s/ Raymond Ventura Name: Raymond Ventura Title: Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION, as Lender By: /s/ Edward D. Henderson, Jr. Name: Edward D. Henderson, Jr. Title: General Manager
THE BANK OF NOVA SCOTIA, as Lender By: /s/ Todd Meller Name: Todd Meller Title: Managing Director
U.S. BANK NATIONAL ASSOCIATION, as Lender By: /s/ Heather Hinkleman Name: Heather Hinkleman Title: Banking Officer
UNION BANK OF CALIFORNIA, N.A., as Lender By: /s/ Theresa L. Rocha Name: Theresa L. Rocha Title: Vice President
BANCA DI ROMA, as Lender By: /s/ Guido Lanzoni Name: Guido Lanzoni Title: Assistant Treasurer
BANK LEUMI USA, as Lender By: /s/ John Kueningsberg Name: John Kueningsberg Title: First Vice President By: /s/ Iris Steinhardt Name: Iris Steinhardt Title: Vice President
BEAR STEARNS CORPORATE LENDING INC., as Lender By: /s/ Richard Bram Smith Name: Richard Bram Smith Title: Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as Lender By: /s/ Ming-Hsien Lin Name: Ming-Hsien Lin Title: SVP & General Manager
FIRST COMMERCIAL BANK, NEW YORK AGENCY, as Lender By: /s/ Helen Tong Name: Helen Tong Title: VP
HUA NAN COMMERCIAL BANK, LTD., NEW YORK AGENCY, as Lender By: /s/ Jeng-Fang Geeng Name: Jeng-Fang Geeng Title: General Manager
ISRAEL DISCOUNT BANK OF NEW YORK, as Lender By: /s/ Howard Weinberg Name: Howard Weinberg Title: Senior Vice President I By: /s/ David Acosta Name: David Acosta Title: Assistant Vice President
TAIPEI FUBON BANK, as Lender By: /s/ Sophia Jing Name: Sophia Jing Title: V.P. & General Manager
THE BANK OF NEW YORK, as Lender By: /s/ Johna M. Fidanza Name: Johna M. Fidanza Title: Vice President

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH, as Lender By: /s/ Benjamin Lin Name: Benjamin Lin Title: EVP & General Manager
NORINCHUKIN BANK, as Lender By: /s/ Toshifumi Tsukitani Name: Toshifumi Tsukitani Title: General Manager

EXHIBIT A-1 - FORM OF
REVOLVING CREDIT NOTE

$______________________________________ _____________, 200_

        FOR VALUE RECEIVED, the undersigned JONES APPAREL GROUP USA, INC., a corporation organized under the laws of Pennsylvania, (the "Borrower"), JONES APPAREL GROUP, INC., a corporation organized under the laws of Pennsylvania, JONES APPAREL GROUP HOLDINGS, INC., a corporation organized under the laws of Delaware, KASPER, LTD., a corporation organized under the laws of Delaware, JONES RETAIL CORPORATION, a corporation organized under the laws of New Jersey, and NINE WEST FOOTWEAR CORPORATION, a corporation organized under the laws of Delaware (collectively, with the Borrower, the "Debtors"), hereby jointly and severally promise to pay to the order of _________________, (the "Lender"), at the place and times provided in the Credit Agreement referred to below, the principal sum of ______________________ DOLLARS ($_____________) or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made to the Borrower by the Lender pursuant to that certain Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement") by and among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders who are or may become a party thereto (collectively, the "Lenders"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank plc and SunTrust Bank, as Documentation Agents. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

        The unpaid principal amount of Revolving Credit Loans from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on Revolving Credit Loans shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

        This Revolving Credit Note (the "Revolving Credit Note") is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

        THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

        The Debt evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

        The Debtors hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

        IN WITNESS WHEREOF, the undersigned have executed this Revolving Credit Note under seal as of the day and year first above written.

JONES APPAREL GROUP USA, INC. By: Name: Title:
JONES APPAREL GROUP, INC. By: Name: Title:
JONES APPAREL GROUP HOLDINGS, INC. By: Name: Title:
KASPER, LTD. By: Name: Title:
JONES RETAIL CORPORATION By: Name: Title:
NINE WEST FOOTWEAR CORPORATION By: Name: Title:

2

EXHIBIT A-2 - FORM OF
COMPETITIVE BID
PROMISSORY NOTE

U.S.$_______________ Dated: _______________, 200_

        FOR VALUE RECEIVED, the undersigned JONES APPAREL GROUP USA, INC., a corporation organized under the laws of Pennsylvania, (the "Borrower"), JONES APPAREL GROUP, INC., a corporation organized under the laws of Pennsylvania, JONES APPAREL GROUP HOLDINGS, INC., a corporation organized under the laws of Delaware, KASPER, LTD., a corporation organized under the laws of Delaware, JONES RETAIL CORPORATION, a corporation organized under the laws of New Jersey, and NINE WEST FOOTWEAR CORPORATION, a corporation organized under the laws of Delaware (collectively, with the Borrower, the "Debtors"), hereby jointly and severally promise to pay to the order of _________________, (the "Lender"), at the place and times provided in that certain Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement") by and among Jones Apparel Group USA, Inc., the Additional Obligors referred to therein, the Lenders who are or may become a party thereto (collectively, the "Lenders"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank plc and SunTrust Bank, as Documentation Agents (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on _______________, 200_, the principal amount of [U.S.$_______________] [for a Competitive Bid Loan in an Alternative Currency, list currency and amount of such Loan].

        The undersigned promise to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

Interest Rate: _____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed) (revise as appropriate for a Floating Rate Loan).

        Both principal and interest are payable in lawful money of ________________ to Wachovia Bank, National Association, as administrative agent, for the account of the Lender at its office, at _________________________ in same day funds.

        This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

        THIS COMPETITIVE BID NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

        The Debt evidenced by this Competitive Bid Note is senior in right of payment to all Subordinated Debt referred to in the Credit Agreement.

        The Debtors hereby waive all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Competitive Bid Note.

        IN WITNESS WHEREOF, the undersigned have executed this Competitive Bid Note under seal as of the day and year first above written.

JONES APPAREL GROUP USA, INC. By: Name: Title:
JONES APPAREL GROUP, INC. By: Name: Title:
JONES APPAREL GROUP HOLDINGS, INC. By: Name: Title:
KASPER, LTD. By: Name: Title:
JONES RETAIL CORPORATION By: Name: Title:
NINE WEST FOOTWEAR CORPORATION By: Name: Title:

2

EXHIBIT B-1 - FORM OF
NOTICE OF REVOLVING CREDIT BORROWING

NOTICE OF REVOLVING CREDIT BORROWING

Dated as of: ______________

Wachovia Bank, National Association,
as Administrative Agent
One First Union Center, TW-4
301 South College Street
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services
Ladies and Gentlemen:

        This irrevocable Notice of Revolving Credit Borrowing is delivered to you under Section 2.2(a) of the Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among JONES APPAREL GROUP USA, INC., a Pennsylvania corporation (the "Borrower"), the Additional Obligors referred to therein, the lenders party thereto (the "Lenders"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank plc and SunTrust Bank, as Documentation Agents.

        1. The Borrower hereby requests that the Lenders make a Revolving Credit Loan to the Borrower in the aggregate principal amount of $___________. (Complete with an amount in accordance with Section 2.2(a) of the Credit Agreement.)

        2. The Borrower hereby requests that such Revolving Credit Loan be made on the following Business Day: _____________________. (Complete with a Business Day in accordance with Section 2.2(a) of the Credit Agreement).

        3. The Borrower hereby requests that the Revolving Credit Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (If applicable)
Base Rate or LIBOR Rate

        4. The principal Dollar Amount of all Revolving Credit Loans and L/C Obligations outstanding as of the date hereof (including the requested Revolving Credit Loan) does not exceed the maximum Dollar Amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

        5. The Borrower hereby represents and warrants that the conditions specified in Section 6.3 of the Credit Agreement have been satisfied or waived as of the date hereof.

        6. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Notice of Revolving Credit Borrowing as of the ____ day of _______, ____.

JONES APPAREL GROUP USA, INC., By: Name: Title:

2

EXHIBIT B-2 - FORM OF NOTICE OF
COMPETITIVE BID BORROWING

Dated as of: ______________

Wachovia Bank, National Association,
as Administrative Agent
One First Union Center, TW-4
301 South College Street
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services

Ladies and Gentlemen:

        The undersigned, JONES APPAREL GROUP USA, INC., refers to the Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among JONES APPAREL GROUP USA, INC., a Pennsylvania corporation (the "Borrower"), the Additional Obligors referred to therein, the lenders party thereto (the "Lenders"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank plc and SunTrust Bank, as Documentation Agents, and hereby gives you notice, irrevocably, pursuant to Section 4.1 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

(A) Date of Competitive Bid Borrowing ________________________
(B) Amount of Competitive Bid Borrowing ________________________
(C) [Maturity Date] [Interest Period] ________________________
(D) Interest Rate Basis ________________________
(E) Day Count Convention ________________________
(F) Interest Payment Date(s) ________________________
(G) Currency ________________________
(H) Borrower's Account Location ________________________
(I) ___________________ ________________________

        Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

        The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

        1. The principal Dollar Amount of all Loans and L/C Obligations outstanding as of the date hereof (including the requested Competitive Bid Loan) does not exceed the maximum Dollar Amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

        2. The Borrower hereby represents and warrants that the conditions specified in Section 6.4 of the Credit Agreement have been satisfied or waived as of the date hereof.

        IN WITNESS WHEREOF, the undersigned has executed this Notice of Revolving Credit Borrowing as of the ____ day of _______, 200_.

JONES APPAREL GROUP USA, INC. By: Name: Title:

2

EXHIBIT C - FORM OF NOTICE OF
ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of: _________

Wachovia Bank, National Association,
as Administrative Agent
One First Union Center, TW-4
301 South College Street
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services

Ladies and Gentlemen:

        This Notice of Account Designation is delivered to you under Section 2.2(b) of the Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among JONES APPAREL GROUP USA, INC., a Pennsylvania corporation (the "Borrower"), the Additional Obligors referred to therein, the lenders party thereto (the "Lenders"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent"), and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank plc and SunTrust Bank, as Documentation Agents.

        1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:___________________________

Account Number:___________________________

        2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided by the Borrower to the Administrative Agent.

        3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the _____ day of _______, ____.

JONES APPAREL GROUP USA, INC. By: Name: Title:

EXHIBIT D - FORM OF
NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of: _____________

Wachovia Bank, National Association,
as Administrative Agent
One First Union Center
301 South College Street, TW-4
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services

Ladies and Gentlemen:

        This irrevocable Notice of Prepayment is delivered to you under Section 2.3(c) of the Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement") by and among JONES APPAREL GROUP USA, INC., a Pennsylvania corporation (the "Borrower"), the Additional Obligors referred to therein, the lenders party thereto (the "Lenders"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank plc and SunTrust Bank, as Documentation Agents.

        1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]: ____________________. (Complete with an amount in accordance with Section 2.3(c) of the Credit Agreement.)

        2. The Borrower shall repay the above-referenced Revolving Credit Loans on the following Business Day: _______________. (Complete in accordance with Section 2.3(c) of the Credit Agreement.)

        3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the ____ day of _______, ____.

JONES APPAREL GROUP USA, INC. By: Name: Title:

EXHIBIT E - FORM OF
NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________

Wachovia Bank, National Association,
as Administrative Agent
One First Union Center
301 South College Street, TW-4
Charlotte, North Carolina 28288-0608
Attention: Syndication Agency Services

Ladies and Gentlemen:

        This irrevocable Notice of Conversion/Continuation (the "Notice") is delivered to you under Section 5.2 of the Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among JONES APPAREL GROUP USA, INC., a Pennsylvania corporation (the "Borrower"), the Additional Obligors referred to therein, the lenders party thereto (the "Lenders"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank plc and SunTrust Bank, as Documentation Agents.

        1. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

(a) The aggregate outstanding principal balance of such Revolving Credit Loan is $_______________.

(b) The principal amount of such Revolving Credit Loan to be converted is $_______________.

(c) The requested effective date of the conversion of such Revolving Credit Loan is _______________.

(d) The requested Interest Period applicable to the converted Revolving Credit Loan is _______________.

Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

(a) The aggregate outstanding principal balance of such Revolving Credit Loan is $_______________

(b) The last day of the current Interest Period for such Revolving Credit Loan is _______________.

(c) The principal amount of such Revolving Credit Loan to be converted is $_______________.

(d) The requested effective date of the conversion of such Revolving Credit Loan is _______________.

        Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

(a) The aggregate outstanding principal balance of such Revolving Credit Loan is $_______________.

(b) The last day of the current Interest Period for such Revolving Credit Loan is _______________.

(c) The principal amount of such Revolving Credit Loan to be continued is $_______________.

(d) The requested effective date of the continuation of such Revolving Credit Loan is _______________.

(e) The requested Interest Period applicable to the continued Revolving Credit Loan is _______________.

        2. The principal Dollar Amount of all Revolving Credit Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum Dollar Amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

        3. The Borrower hereby represents and warrants that no Default or Event of Default (as defined in the Credit Agreement) has occurred and is continuing.

        4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

        IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/ Continuation as of the ____ day of __________, ____.

JONES APPAREL GROUP USA, INC. By: Name: Title:

2

EXHIBIT F - FORM OF
OFFICER'S COMPLIANCE CERTIFICATE

OFFICER'S COMPLIANCE CERTIFICATE

        The undersigned, on behalf of JONES APPAREL GROUP USA, INC. (the "Borrower"), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

        1. This Certificate is delivered to you pursuant to Section 8.2 of the Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement"), by and among the Borrower, the Additional Obligors referred to therein, the lenders party thereto (the "Lenders"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent (the "Administrative Agent"), and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank plc and SunTrust Bank, as Documentation Agents. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

        2. I have reviewed the consolidated financial statements of Jones Apparel Group, Inc. and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements present fairly in all material respects the consolidated financial condition of Jones Apparel Group, Inc. and its Subsidiaries as of their respective dates and the results of the consolidated operations of Jones Apparel Group, Inc. and its Subsidiaries for the respective period[s] then ended, subject to normal year end adjustments for interim statements.

        3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of Jones Apparel Group, Inc. and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this Certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

        4. The Applicable Margin and information as to the debt ratings necessary for determining such figure are set forth on the attached Schedule 1.

        5. Jones Apparel Group, Inc. and its Subsidiaries are in compliance with the financial covenants contained in Article X of the Credit Agreement as shown on such Schedule 1.

        WITNESS the following signature as of the _____ day of _________, ____.

JONES APPAREL GROUP USA, INC. By: Name: Title:

Schedule 1

to

Officer's Compliance Certificate

[To be provided by Borrower in form reasonably acceptable to the Administrative Agent]

EXHIBIT G - FORM OF
ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Dated as of: _________

        Reference is made to the Amended and Restated Five-Year Credit Agreement dated as of May 16, 2005, as amended, restated, supplemented or otherwise modified (the "Credit Agreement") by and among JONES APPAREL GROUP USA, INC., a Pennsylvania corporation (the "Borrower"), the Additional Obligors referred to therein, the lenders party thereto (the "Lenders"), J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Co-Lead Arrangers and Joint Bookrunners, Wachovia Bank, National Association, as Administrative Agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as Syndication Agents, and Bank of America, N.A., Barclays Bank plc and SunTrust Bank, as Documentation Agents. Capitalized terms used herein which are not defined herein shall have the meanings assigned thereto in the Credit Agreement.

___________________________ (the "Assignor") and _________________________ (the "Assignee") agree as follows:

        1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), a ____% interest in and to all of the Assignor's interest, rights and obligations with respect to its Revolving Credit Commitment and Revolving Credit Loans (including such percentage of the outstanding L/C Obligations), which percentage represents not less than $5,000,000, unless such percentage equals 100% of such Lender's Revolving Credit Commitment, and the Assignor thereby retains ____% of its interest therein.

        This Assignment and Acceptance is entered pursuant to, and authorized by, Section 14.10 of the Credit Agreement.

        2. The Assignor (i) represents that, as of the date hereof, its Revolving Credit Commitment Percentage (without giving effect to assignments thereof which have not yet become effective) under the Credit Agreement is ____% and the outstanding balances of its Revolving Credit Loans (including its Revolving Credit Commitment Percentage of the outstanding L/C Obligations) is $__________; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under the Credit Agreement or any other instrument or document furnished or executed pursuant thereto; and (iv) to the extent it has received Revolving Credit Note(s) from the Borrower, attaches the applicable Revolving Credit Note(s) delivered to it under the Credit Agreement and requests that the Borrower exchange such Revolving Credit Note(s) for new Revolving Credit Notes payable to each of the Assignor and the Assignee as follows:

Revolving Credit Note
Payable to the Order of:	Principal Amount of Note:
_______________________ _______________________	_______________________ _______________________

        3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor or any other Lender or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender; (vii) agrees to hold all confidential information in accordance with the provisions of Section 14.10(g) of the Credit Agreement; and (viii) includes herewith for the Administrative Agent the forms required by Section 5.11(e) of the Credit Agreement (if not previously delivered).

        4. The effective date for this Assignment and Acceptance shall be as set forth in Section 1 of Schedule 1 hereto (the "Effective Date"), subject to the consents referred to in the following sentence. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for, to the extent required by the Credit Agreement, consent by the Borrower and the Administrative Agent and acceptance and recording in the Register.

        5. Upon such consents, acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under each such agreement, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

        6. Upon such consents, acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

        7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

WITNESS the following signatures as of the ____ day of ______, ____.

ASSIGNOR:

By:__________________________
Title:_________________________

ASSIGNEE:

By:___________________________
Name:________________________
Title:__________________________

Acknowledged and Consented to on behalf of the Credit Parties:

JONES APPAREL GROUP USA, INC.

By: ___________________________
Name: ________________________
Title: _________________________

Consented to and Accepted by:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: _____________________________
Name: __________________________
Title: ____________________________

Schedule 1
to
Assignment and Acceptance

1.	Effective Date: _________________, ______
2.	Assignor's Interest Prior to Assignment:
	(a) Revolving Credit Commitment Percentage	%
	(b) Outstanding balance of Revolving Credit Loans	$
	(c) Outstanding balance of Assignor's Revolving Credit Commitment Percentage of the L/C Obligations	$
3.	Assigned Interest (from Section 1) of: (a) Revolving Credit Loans	%
4.	Assignee's Extensions of Credit After Effective Date:
	(a) Total outstanding balance of Assignee's Revolving Credit Loans (line 2(b) times line 3(a))	$
	(b) Total outstanding balance of Assignee's Revolving Credit Commitment Percentage of the L/C Obligations (line 2(c) times line 3(a))	$
5.	Retained Interest of Assignor after Effective Date:
	(a) Retained Interest (from Section 1): (i) Revolving Credit Commitment Percentage	%
	(b) Outstanding balance of Assignor's Revolving Credit Loans (line 2(b) times line 5(a)(i))	$
	(c) Outstanding balance of Assignor's Revolving Credit Commitment Percentage of L/C Obligations (line 2(c) times line 5(a)(i))	$
6.	Payment Instructions: (a) If payable to Assignor, to the account of Assignor to: ABA No.: Account Name: Account No. Attn: Ref:
(b) If payable to Assignee, to the account of Assignee to: ABA No.: Account Name: Account No.: Attn: Ref: